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                                                                     Exhibit 4.7

                     CONDITIONAL SALE AND PURCHASE AGREEMENT

                                  BY AND AMONG

                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA TBK.

                                  AS PURCHASER

                                       AND

                           PT PRAMINDO IKAT NUSANTARA

                                 AS THE COMPANY

                                       AND

                            (1) PT ASTRATEL NUSANTARA

                            (2) FRANCE CABLES ET RADIO

                       (3) PERUSAHAAN PERSEROAN (PERSERO)
                     PT INDONESIAN SATELLITE CORPORATION TBK

                            (4) MARUBENI CORPORATION

                      (5) INTERNATIONAL FINANCE CORPORATION

                          (6) NMP SINGAPORE PTE LIMITED

                           AS THE SELLING SHAREHOLDERS

              RELATING TO THE ACQUISITION OF 100% OF THE SHARES OF

                           PT PRAMINDO IKAT NUSANTARA

                           DATED AS OF APRIL 19, 2002

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                     CONDITIONAL SALE AND PURCHASE AGREEMENT

CONDITIONAL SALE AND PURCHASE AGREEMENT (this "AGREEMENT"), dated as of April 19, 2002, by and among PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA TBK., a limited liability public state-owned company organized under the laws of the Republic of Indonesia ("Purchaser"), PT ASTRATEL NUSANTARA a limited liability company organized under the laws of the Republic of Indonesia ("Astraiel"), FRANCE CABLES ET RADIO, a company organized under the laws of France ("FCR"), PERUSAHAAN PERSEROAN (PERSERO) PT INDONESIAN SATELLITE CORPORATION TBK., a limited liability public state-owned company organized under the laws of the Republic of Indonesia ("Indosat"), MARUBENI CORPORATION, a company organized under the laws of Japan ("Marubeni"), INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC"), and NMP SINGAPORE PLE. LIMITED, a company organized under the laws of Singapore ("NMP") (collectively Astratel, FCR, Indosat, Marubeni, IFC and NMP, the "Selling Shareholders" and each a "Selling Shareholder") and PT PRAMINDO IKAT NUSANTARA, a limited liability company organized under the laws of the Republic of Indonesia (the "Company").

CAPITALIZED TERMS NOT OTHERWISE DEFINED HAVE THE MEANINGS ASSIGNED TO THEM IN
ARTICLE 1.

WHEREAS, the Selling Shareholders wish to sell to Purchaser and Purchaser wishes to purchase from the Selling Shareholders eleven million four hundred forty six thousand (11,446,000) Class A shares and three hundred fifty four thousand (354,000) Class B shares, in aggregate amount eleven million eight hundred thousand (11,800,000) ordinary shares of nominal value Rp.22,800 (US$10) per share of the Company, representing 100% of the total issued and paid-up ordinary shares of the Company, in three separate sale transactions in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE 1.
                         DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

"FINANCIAL ESCROW AGENT" shall mean the offshore financial escrow, fiscal and paying agent or the onshore financial escrow fiscal and paying agent, as relevant, appointed under the Financial Escrow Agreement.

"INDONESIAN ESCROW AGENT" shall have the meaning assigned to such term in
Section 7.7.

"ACCOUNTANT" shall have the meaning assigned to such term in Section 4.1(b).

"SUBSIDIARY" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries or (b) of which such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

"DISPUTE AUDITOR" shall have the meaning assigned to such term in Section 4.4.

"GOVERNMENTAL ENTITY" shall mean any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency of any national, provincial, state or local government or any national, provincial, state or local government.

"SELLING SHAREHOLDERS' INDEMNITY SHARE" shall mean the percentage basis on which the Indemnifying Shareholders will indemnify Purchaser for any Damages and/or Taxes pursuant to Section 10.2B, as follows: FCR 42.133%; Astratel 36.866%; Indosat 13%; and Marubeni 8%.

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"PRO RATA SHARE" shall mean with respect to each Selling Shareholder, the ratio of the number of Sale Shares owned by such Selling Shareholder to the total number of Sale Shares owned by all the Selling Shareholders in aggregate, at the relevant time.

"EXCESS FUNDS" shall have the meaning assigned to such term in Section 7.7(f).

"UNITED STATES DOLLAR" and "US$" shall mean the lawful currency of the United States of America.

"SHARE PLEDGES" shall mean the share pledges over the Sale Shares of each Selling Shareholder other than IFC in favour of PT BNP Bank Lippo Indonesia, as security agent, for the Existing IFC Loans and the irrevocable powers of attorney to vote and to sell shares related to the share pledges.

"INTELLECTUAL PROPERTY" shall mean all intellectual property rights including but not limited to trade marks, service marks, trade names, logos, patents, inventions, registered and unregistered design rights, copyrights, trade secrets, software rights, semi-conductor topography rights, database rights and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

"PURCHASE PRICE" shall mean the aggregate amount of the following:

(a) in respect of the thirty (30) percent of the Sale Shares which will be sold by the Selling Shareholders on the Initial Closing:

         (i) each Selling Shareholder's Pro Rata Share of the Initial Payment (such amount for all Selling Shareholders being US$9,263,953); and

         (ii)     the purchase price for each Selling Shareholder's Sale Shares
                  (x) set forth under such Selling Shareholder's name in
                  Schedule 7.6(b) (Series I Notes) opposite the column entitled "Initial Sale Shares: 30%" evidenced by the Series I

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                  Notes maturing on December 15, 2002, March 15, 2003 and June
                  15, 2003 (such amount for all Selling Shareholders being the aggregate of US$105,185,711) and (y) in the amounts payable under the Series II Notes issued to such Selling Shareholder described in Schedule 7.6(b) (Series II Notes) and maturing on September 15, 2002, and March 15, 2003, in each case in accordance with their terms; and

(b) in respect of the fifteen (15) percent of the Sale Shares which will be sold by the Selling Shareholders on the Interim Closing, the purchase price for each Selling Shareholder's Sale Shares (x) set forth under such Selling Shareholder's name in Schedule 7.6(b) (Series I Notes) opposite the column entitled "Interim Sale Shares: 15%" evidenced by the Series I Notes maturing on June 15, 2003, September 15, 2003 and December 15, 2003 (such amount for all Selling Shareholders being the aggregate of US$57,224,830), and (y) in the amounts payable under the Series II Notes issued to such Selling Shareholder described in
         Schedule 7.6(b) (Series II Notes) and maturing on September 15, 2003 and March 15, 2004 in each case in accordance with their terms); and

(c) in respect of the fifty five (55) percent of the Sale Shares which will be sold by the Selling Shareholders on the Subsequent Closing, the purchase price for each Selling Shareholder's Sale Shares set forth under such Selling Shareholder's name in Schedule 7.6(b) (Series I Notes) opposite the column entitled "Subsequent Sale Shares: 55%" evidenced by Series I Notes maturing on December 15, 2003, March 15, 2004, June 15, 2004, September 15, 2004 and December 15, 2004 (such amount for all Selling Shareholders being the aggregate of US$209,824,378), and (y) in the amounts payable under the Series II Notes issued to such Selling Shareholder described in Schedule 7.6(b) (Series II Notes) and maturing on June 15, 2004, September

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         15, 2004 and December 15, 2004 in each case in accordance with their terms).

The Purchase Price will be paid in the manner contemplated in Sections 3.8 and
7.6 and in the Financial Escrow Agreement.

"BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, on which banks in Jakarta are open for business.

"REAL PROPERTIES" shall mean all real properties that are owned, occupied or used by the Company or that are reflected as an asset of the Company on the Balance Sheet and "REAL PROPERTY" shall mean any of them.

"ENVIRONMENTAL LAWS" means the laws and regulations of Indonesia (including but not limited to Law No. 23 of 1997 and its implementing regulations) and all ministerial decrees, regulation instructions and letters issued pursuant to such laws and regulations providing for:

(a) the protection of, and/or prevention of harm or damage to, the Environment and/or the provision of remedies or compensation for harm or damage to the Environment;

(b) health and safety matters (including, without limitation, Laws relating to workers and public or consumer health and safety).

"INDEBTEDNESS" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, (vi) all guarantee, financial support, keepwell and other similar obligations and (vii) any other liabilities (actual, contingent or otherwise).

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"EXCESS LIABILITIES" shall have the meaning assigned to such term in Section
4.8(b)(ii).

"VOTING DEBT" shall mean with respect to any Person indebtedness having the right to vote at a General Meeting of Shareholders of such Person or to appoint or nominate directors and debt convertible into securities having such rights.

"EXCLUSIVITY PERIOD" shall mean the period beginning on the date hereof and ending on the earlier of the Subsequent Closing and 31 December 2005.

"WHT COLLAR AMOUNT" shall have the meaning assigned to such term in Section 7.6(j).

"MONTHLY AMOUNT" shall have the meaning assigned to such term in Section 7.6(a).

"SHAREHOLDER BALANCE AMOUNT" shall mean, from time to time, with respect to each Selling Shareholder, such Selling Shareholder's Pro Rata Share of the then outstanding and unpaid portion of the Purchase Price (excluding such Selling Shareholder's Pro Rata Share of the Initial Payment and, for the avoidance of doubt, excluding such Selling Shareholder's Pro Rata Share of the Net Working Capital Reimbursement), the initial amount of which is the aggregate of (i) the amount set forth opposite such Selling Shareholder's name in Schedule 2.1 under the column "Shareholder Balance Amounts", the payment obligation of which will be evidenced by the Series I Notes, and (ii) the amount payable on the Series II Notes, in each case in accordance with their respective terms.

"TERMINATED PERSONNEL" shall have the meaning assigned to such term in Section 7.5(a).

"SECONDED FCR PERSONNEL" shall have the meaning assigned to such term in Section 7.5(b).

"FAILURE TO REMEDY A MATERIAL DEFAULT" shall have the meaning assigned to such term in the Shareholders' Voting Agreement.

"CONTROL" shall mean with respect to any Person, the power to direct or to cause the direction of the business and affairs of such Person or the power to

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elect or appoint a majority of the board of directors (or other body performing similar functions) of such Person, whether through the ownership of voting securities, by contract or otherwise.

"DAMAGES" shall mean, collectively, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorney's fees) or diminution of value, whether or not involving a third party claim, actually suffered or incurred by a Person.

"KNOW-HOW" shall mean confidential industrial and commercial information and techniques in any form (including paper, electronically or optically stored data, magnetic media, film and microfilm) including without limitation drawings, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

"CONTRACT CONSULTANTS" shall have the meaning assigned to such term in Section 4.2.

"CONTRACTS" shall have the meaning assigned to such term in Section 5.23(a).

"DISCLOSURE SCHEDULE" shall mean the disclosure schedule to be prepared and signed by (i) each Selling Shareholder in relation to the disclosures being made by such Selling Shareholder, (ii) FCR and Astratel on behalf of all Selling Shareholders (except IFC and NMP) in relation to the disclosures being made by the Selling Shareholders (except IFC and NMP) with respect to the Company, and
(iii) the Company in relation to the disclosures being made by itself; and delivered by the Company to Purchaser pursuant to Section 8.2B(i).

"FINANCIAL STATEMENTS" shall mean the balance sheet of the Company as of 31 December 2001 together with the related statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including the notes thereto, all audited by Siddharta Siddharta & Harsono (a member firm of KPMG), independent certified public accountants, whose reports thereon are included therein.

"MANAGEMENT REPORTS" shall mean the management reports of the Company prepared since the Balance Sheet Date as attached to the Disclosure Schedule.

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"TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.

"LIBOR" means:

(a) the London interbank offer rate per annum (on the basis of a 360-day year) shown on the Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on such service) as "British Bankers Association Interest Settlement Rate" in US Dollars (LIBOR) for three months, at 11:00 a.m. (London time) on the due date for payment; or

(b) in respect of each of the Series II Notes, the London interbank offer rate per annum (on the basis of a 360-day year) shown on the Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on such service) as "British Bankers Association Interest Settlement Rate" in US Dollars (LIBOR) for three months or six months, as the case may be, at 11:00 a.m. (London time) on the first date of the period in respect of which interest is calculated under each such Note.

"ENVIRONMENT" means a unity of space with all objects, capacities, conditions and living creatures, including human beings and their behaviour, which will affect the sustainability of life and welfare of human beings and other living creatures, as defined under the Indonesian Environmental Law No. 23 of 1997.

"THREATENED" shall mean a claim, Proceeding, dispute, action, or other matter which, if any demand, statement or notice has been made or given in writing or if any other event has occurred or any other circumstances exist with respect thereto, would lead a prudent person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"WORKING CAPITAL" shall mean with respect to the Company, (1) all of the current assets of the Company minus (2) all accounts payable and other liabilities

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whether absolute, contingent, accrued or otherwise and including any off-balance sheet liabilities and accrued interest and other amounts (excluding principal) owing under the Existing IFC Loans but excluding deferred tax liabilities.

"FINAL ADJUSTED WORKING CAPITAL OF THE COMPANY" shall have the meaning assigned to such term in Section 4.2.

"PROFORMA ADJUSTED WORKING CAPITAL OF THE COMPANY" shall have the meaning assigned to such term in Section 4.1(d).

"BALANCE SHEET" shall mean the most recent audited balance sheet of the Company included in the Financial Statements.

"FINAL CLOSING BALANCE SHEET" shall have the meaning assigned to such term in
Section 4.2.

"PROFORMA CLOSING BALANCE SHEET" shall have the meaning assigned to such term in
Section 4.1(b).

"TAX" OR "TAXES" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments of whatever nature imposed by any Governmental Entity including income, capital gains, value added, receipts, fringe benefits, franchise, withholding, employee, payroll, social security, stamp, transfer or similar taxes, and all interest, fines, charges, penalties or additions with respect thereto or attributable to any failure to comply with any requirement regarding Taxes or Tax Returns.

"MAJORITY SHAREHOLDERS" shall mean (i) for the purposes of Article 4 of this Agreement, Astratel and FCR acting jointly and (ii) for any other provision of this Agreement those Selling Shareholders holding in aggregate 61% or more of the Sale Shares held by the Selling Shareholders at the relevant time, acting jointly.

"INDEMNIFYING SHAREHOLDERS" shall mean each of FCR, Astratel, Indosat and Marubeni (and shall exclude IFC and NMP).

"DEFAULTING SHAREHOLDER" shall have the meaning assigned to such term in Section 2.9.

"INITIAL PAYMENT" shall mean the sum of US$9,263,953, being an initial payment of the

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Purchase Price to be paid by Purchaser on the Share Pledge Release Date.

"QUARTERLY PAYMENT" shall mean the amount payable on a Payment Date pursuant to
Section 7.6(b).

"ENCUMBRANCES" shall mean any and all encumbrances, liens, fiducia, security interests, options, claims, mortgages, hak tanggungan, hak gadai, hak agunan, pledges, proxies, voting agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

"PURCHASER" shall have the meaning assigned to such term in the preamble.

"SECOND NOTICE" shall have the meaning assigned to such term in Section 4.1(a).

"FIRST NOTICE" shall have the meaning assigned to such term in Section 4.1(a).

"SELLING SHAREHOLDER" shall have the meaning assigned to such term in the preamble.

"REGISTERED HOLDER" shall have the meaning assigned to such term in Section 3.8(c).

"COUNSEL" means in respect of Indonesian legal counsel, (i) Lubis Ganie Surowidjojo or Ali Budiardjo, Nugroho, Reksodiputro or (ii) other Indonesian legal counsel selected by a Selling Shareholder and reasonably satisfactory to Purchaser and in respect of foreign legal counsel, legal counsel selected by a Selling Shareholder and reasonably satisfactory to Purchaser.

"PURCHASER OPINION" shall have the meaning assigned to such term in Section 3.3(c).

"SELLING SHAREHOLDER OPINIONS" shall have the meaning assigned to such term in
Section 3.2(h).

"NET WORKING CAPITAL REIMBURSEMENT" shall mean the aggregate amount payable by Purchaser to the Selling Shareholders, as such term is defined in Section 4.6(a) as adjusted in accordance with Section 4.8.

"KSO WAIVER" shall have the meaning assigned to such term in Section 3.12(b).

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"COMPANY WAIVER" shall have the meaning assigned to such term in Section
3.12(a).

"KNOWLEDGE" of any Selling Shareholder shall mean the knowledge of such Selling Shareholder, including each of the officers, directors and commissioners of such Selling Shareholder, which in each case is actually known; and, in addition, with respect to each Selling Shareholder, "Knowledge" concerning a particular subject, area or aspect of the Company's business or affairs shall mean the knowledge of the commissioners and directors of the Company such Selling Shareholder has nominated under the Joint Venture Agreement.

"CLOSING" shall mean, as the context may require, any one of or all of the Initial Closing, the Interim Closing and the Subsequent Closing.

"INITIAL CLOSING" shall mean the closing referred to in Section 3.1(a).

"INTERIM CLOSING" shall mean the closing referred to in Section 3.l(b).

"SUBSEQUENT CLOSING" shall mean the closing referred to in Section 3.1(c).

"ICC RULES" shall have the meaning assigned to such term in Section 11.8(b).


"AGREEMENT" shall mean this Conditional Sale and Purchase Agreement, together with the Schedules and Exhibits hereto and the Disclosure Schedule.

"INDONESIAN ESCROW AGREEMENT" shall mean the document substantially in the form attached as Exhibit G.

"FINANCIAL ESCROW AGREEMENT" shall mean the document substantially in the form attached as Exhibit F.

"SECURITY AGREEMENTS" shall mean the Financial Escrow Agreement, the Shareholders' Voting Agreement, the Indonesian Escrow Agreement and each power of attorney given by the parties hereto under the Shareholders' Voting Agreement.

"CONFIDENTIALITY AGREEMENT" shall mean a letter agreement, dated February 21, 2002 between Purchaser and the Company, relating to information to be furnished by the Company to Purchaser in

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connection with the Transactions and attached as Exhibit B.

"KSO AGREEMENT" means the KSO Agreement for the joint operating scheme in the Regional Division I Sumatera telecommunications operating area, dated October 20, 1995 No. PKS. 221/K.810/UTA.00/95, between Purchaser and the Company and the "KSO Construction Agreement", as amended, as such term is defined in the KSO Agreement.

"MATERIAL AGREEMENT" shall mean, with respect to any Person, any material license, material contract, material agreement or material instrument or obligation to which such Person is a party or by which such Person or any of such Person's properties or assets may be bound, and in addition with respect to the Company, any Indebtedness in the principal amount of US$250,000 or more or which requires total payments equal to or in excess of such sum, any lease of real or personal property calling for annual payments in excess of US$250,000 per annum.

"SHAREHOLDERS' VOTING AGREEMENT" shall mean the document substantially in the form attached as Exhibit E.

"PURCHASER LOAN AGREEMENT" shall mean a document substantially in the form attached as Exhibit H.

"JOINT VENTURE AGREEMENT" shall have the meaning assigned to such term in
Section 2.7.

"DISPUTE" shall have the meaning assigned to such term in Section 11.8(a).

"COMPANY" shall have the meaning assigned to such term in the preamble.

"CONSENT" shall mean, with respect to any Governmental Entity or any other Person, any approval, consent, ratification, permit, license, waiver or other authorization of, filing with, or notice to such Governmental Entity or other Person, as the case may be.

"REQUIRED COMPANY CONSENTS" shall have the meaning assigned to such term in
Section 5.9.

"PERSON" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

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"RELATED PERSON" shall have the meaning assigned to such term in Section
5.28(a).

"INDEMNIFYING PARTY" shall have the meaning assigned to such term in Section 10.4(a).

"INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 10.4(a).

"EXISTING IFC LOANS" shall mean the loans made by IFC to the Company on the terms and conditions set forth with respect to such loans in the IFC Investment Agreement dated July 29, 1996 between the Company and IFC, the Common Terms Agreement dated July 29, 1996 among the Company, IFC and certain financial institutions and any amendments thereto, as more fully described in Schedule 1.1.

"PURCHASER LOAN" shall have the meaning assigned to such term in Section 2.4.

"NON-COLLECTIBLE RECEIVABLES" shall have the meaning assigned to such term in
Section 4.8(d)(i).

"PLAN" shall mean each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other plan, and each profit-sharing, bonus or pension or retirement or annuity plan, fund or program as stipulated under Indonesian Manpower law and relevant regulations including but not limited to Law No. 3 of 1992 regarding the Employee Social Security Program (Jamsosiek), Law No. 11 of 1992 regarding Pension Fund, and Decree of the Minister of Manpower No. Kep-150/Men/2000 regarding the Settlement of Termination of Employment and the Determination of Severance Pay, Service Pay and Compensation in a Company; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or to which the Company is party, whether written or oral, for the benefit of any director, officer, commissioner, employee or former employee of the Company.

"ACQUISITION PROPOSAL" shall mean any proposal or offer made by any Person other than Purchaser or any Subsidiary of Purchaser to acquire all or a substantial part of the business or properties of the Company or the Sale Shares, whether by merger, lender offer,

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exchange offer, sale of assets or similar transactions involving the Company or any division or operating or principal business unit of the Company.

"PROCEEDING" shall mean any action, arbitration, audit, hearing, litigation, suit, inquiry, proceeding or investigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

"GAAP" shall mean generally accepted accounting principles, applied consistently, in the Republic of Indonesia established by the Indonesian Accounting Association as in effect at the relevant time.

"STANDBY ACCOUNT" shall have the meaning assigned to such term in Section
7.6(f).

"FINANCIAL ESCROW ACCOUNT" shall have the meaning assigned to such term in
Section 7.6(a).

"INDONESIAN FINANCIAL ESCROW ACCOUNT" shall have the meaning assigned to such term in Section 7.7(d).

"INDONESIAN SHARE ESCROW ACCOUNT" shall have the meaning assigned to such term in Section 7.7(a).

"RUPIAH" and "Rp." shall mean the lawful currency of the Republic of Indonesia.

"EVENT OF REPAYMENT" shall have the meaning assigned to such term in Section
3.11.

"SHARES" shall mean me Class A and Class B ordinary shares of nominal value Rp.22,800 (US$10) per share of the Company.

"SALE SHARES" shall mean eleven million four hundred forty six thousand (11,446,000) Class A shares and three hundred fifty four thousand (354,000) Class B shares, in aggregate amount eleven million eight hundred thousand (11,800,000) Shares (subject to adjustment to reflect share splits, reverse share splits, share dividends or equivalent changes to the capital stock of the Company), representing, in the aggregate, 100% of the issued and paid-up Shares, the number of Sale Shares set forth opposite such Selling Shareholder's name on
Schedule 2.1 under the column entitled "Total No. of Shares".

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"TRANSFER CERTIFICATE" shall have the meaning assigned to such term in Section
3.8(c).

"LEASE" shall mean each lease pursuant to which the Company leases any real or personal property.

"SPV" has the meaning assigned to such term in Section 2.9(i)(A).

"POWER OF ATTORNEY TO VOTE" shall mean a power of attorney from a party hereto, as required by and substantially in the form attached to the Shareholders' Voting Agreement.

"NOTE" shall have the meaning assigned to such term in Section 3.8(c).

"BALANCE SHEET DATE" shall mean the date of the Balance Sheet.

"CLOSING BALANCE SHEET DATE" shall have the meaning assigned to such term in
Section 4.1(b).

"PAYMENT DATE" shall mean each date set out in Schedule 7.6(b) other than any such date that falls after the date that all obligations of Purchaser to pay the Purchase Price and the Net Working Capital Reimbursement have been satisfied in full; provided that, in each case, if such date is not a Business Day, then the "Payment Date" shall mean the next succeeding Business Day (for the purpose of this definition a "Business Day" shall have the meaning assigned to such term in the Financial Escrow Agreement.)

"CALL DATE" shall mean the date on which Purchaser has, pursuant to the Financial Escrow Agreement, called and paid all outstanding Notes and thereby extinguished the obligation to pay the Shareholder Balance Amounts.

"RELEASE DATE" shall have the meaning assigned to such term in Section 4.8(a).

"SHARE PLEDGE RELEASE DATE" shall mean the date on which the Share Pledges are released fully and unconditionally by PT BNP Bank Lippo Indonesia upon repayment of all amounts of principal, interest and other amounts payable under or in respect of the IFC Investment Agreement and the Common Terms Agreement - currently anticipated to be on 15 September 2002.

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"INITIAL SALE SHARES TRANSFER DATE" means the date being the earlier of:

(a) the date of full payment by Purchaser to the Selling Shareholders of the Net Working Capital Reimbursement if ninety (90) percent or more of the Company's current assets, as at the Initial Closing Date, were represented by cash and/or realisable cash equivalents and/or accounts receivable from the KSO Unit as certified by Accountant pursuant to
         Article 4; and

(b)      ninety (90) days after the Initial Closing Date if Jess than ninety
         (90) percent of the Company's current assets, as at the Initial Closing Date, were represented by cash and/or realisable cash equivalents and/or accounts receivable from the KSO Unit as certified by Accountant pursuant to Article 4.

"FINAL DISCLOSURE DATE" shall have the meaning assigned to such term in Section 8.2B(i).

"CLOSING DATE" shall mean, as the context may require, any one of or all of the Initial Closing Date, the Interim Closing Date and the Subsequent Closing Date.

"INITIAL CLOSING DATE" shall mean the date and time at which the Initial Closing actually occurs.

"INTERIM CLOSING DATE" shall mean the date and time at which the Interim Closing actually occurs.

"SUBSEQUENT CLOSING DATE" shall mean the date and time at which the Subsequent Closing actually occurs.

"PERMITTED PREPARATORY ACTIONS" shall mean the actions taken by the Company prior to the Initial Closing Date to reduce its workforce, dispose of vehicles and office equipment, terminate certain commercial, residential and other rental arrangements and otherwise minimize the Company's day to day administrative activities.

"SBI RATE" means the rate for three (3) month Certificate of Bank Indonesia (Sertifikat Bank Indonesia-SBI) ("3M SBI") based on the last monthly auction ("3M SBI RATE") which appears on the Reuters Screen at 11 a.m. (Jakarta time) on the due date for payment.

"TRANSACTIONS" shall mean the purchase by Purchaser and sale and transfer by the Selling Shareholders of the Sale Shares and the performance by each of the parties hereto of their other respective obligations under this Agreement, and the agreements contemplated hereunder, including to the Security Agreements and the Purchaser Loan Agreement.

"KSO UNIT" shall mean the co-operative organization responsible for the management and operation of the KSO system for Regional Division I Sumatera telecommunications operating area pursuant to the KSO Agreement.

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section or Article of this Agreement or to a Schedule or an Exhibit to this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

(c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation as of a particular date shall mean as of such date and any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant hereto.

(g) As used in this Agreement, any reference to a document in the "agreed form" means a document in a form approved and, for the purposes of identification, initialed by or on behalf of each party hereto.

(h) As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect that is materially adverse 10 (i) the prospects, financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole), or (ii) the ability of such entity (or group) to consummate the Transactions.

(i) Except for IFC, NMP and Indosat, the panics have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any parry by virtue of the authorship of any provisions of this Agreement.

(j) The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Unless otherwise specifically provided for, whenever the word "several" is used herein with respect to a Selling Shareholder, it shall mean several in proportion to the percentage of the total Sale Shares applicable to such Selling Shareholder.

                                   ARTICLE 2.
    PURCHASE AND SALE OF THE SALE SHARES AND REPAYMENT OF EXISTING IFC LOANS

Section 2.1 Sale and Transfer of Sale Shares. In consideration of the Purchase Price and the Net Working Capita] Reimbursement and subject to the terms and on the conditions set forth in this Agreement:

(a) at the Initial Closing each Selling Shareholder, other than IFC, shall contemporaneously sell, convey, assign, transfer and deliver to Purchaser all rights to thirty (30) percent of such Selling Shareholder's Sale Shares being that number of Sale Shares set forth opposite such Selling Shareholder's name in the column entitled "30% Initial Closing/No. of Shares" in Schedule 2.1, and, on the Share Pledge Release Date, IFC shall contemporaneously sell, convey, assign, transfer and deliver to Purchaser all rights 10 thirty (30) percent of IFC's Sale Shares being that number of Sale Shares set forth opposite IFC's name in the column entitled "30% Initial Closing/No. of Shares" in Schedule 2.1;

(b) at the Interim Closing each Selling Shareholder shall contemporaneously sell, convey, assign, transfer and deliver to Purchaser fifteen (15) percent of such Selling Shareholder's Sale Shares being that number of Sale Shares set forth opposite such Selling Shareholder's name in the column entitled "15% Interim Closing/No. of Shares" in Schedule 2.1; and

(c) at the Subsequent Closing each Selling Shareholder shall contemporaneously sell, convey, assign, transfer and deliver to Purchaser fifty-five (55) percent of such Selling Shareholder's Sale Shares being that number of Sale Shares set forth opposite such Selling Shareholder's name in the column entitled "55% Subsequent Closing/No. of Shares" in Schedule 2.1,
subject to Sections 2.3 and 3.9 and the articles of association of the Company, with full legal title, free and clear of all Encumbrances and all other limitations and restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shareholder Sale Shares) and with all voting, distribution and other rights attaching thereto as of and from each Closing Date.

Section 2.2 The Purchase Price and Net Working Capital Reimbursement. Subject to the terms and on the conditions set forth in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Sale Shares, Purchaser shall pay or cause to be paid:

(a) to each Selling Shareholder its Pro Rala Share of the Initial Payment in accordance with Section 3.8(a);

(b) to each Selling Shareholder its Pro Rata Share of the Net Working Capital Reimbursement in accordance with Section 4.8; and

(c) to each Selling Shareholder, the Shareholder Balance Amount of such Selling Shareholder, as evidenced by the Notes issued by the Purchaser to such Selling Shareholder (provided that, to the extent such Selling Shareholder has transferred some or all of the Notes issued to it by Purchaser, the Purchaser shall pay or cause to be paid to each Registered Holder of such transferred Notes the Shareholder Balance Amount evidenced by such Notes, thereby reducing the Shareholder Balance Amount payable to such Selling Shareholder by an amount equal to the amount paid against any such Notes (such amount to include permitted deductions or withholdings for tax, if any)), in accordance with Sections 3.8(b) and 7.6.

Section 2.3 Existing Pledges. The Sale Shares (other than those owned by IFC) are subject to the Share Pledges and such Share Pledges shall only be released upon the Share Pledge Release Date.

Section 2.4 Purchaser Loans. Purchaser shall provide to the Company the loans specified in Section 2.6 on the terms set out in the Purchaser Loan Agreement ("Purchaser Loan") for the express purpose of enabling the Company to prepay the Existing IFC Loans and to fund Purchaser's obligation to pay the Net Working Capital Reimbursement.

Section 2.5 Powers of Attorney on Share Pledge Release Date. On the later of (i) the Initial Sale Shares Transfer Date and (ii) Share Pledge Release Date, Purchaser shall deliver a Power of Attorney to Vote to each Selling Shareholder relating to thirty (30) percent of such Selling Shareholder's Sale Shares being that number of Sale Shares set forth opposite such Selling Shareholder's name in the column entitled "30% Initial Closing/No, of Shares" in Schedule 2.1, duly executed and delivered by the Purchaser.

Section 2.6 Repayment of Existing IFC Loans.

(a)      The parties hereto shall take all reasonable steps to ensure that:

         (i) all principal, interest and other amounts payable under the IFC Investment Agreement and the Common Terms Agreement with respect to the Existing IFC A and B Loans are fully prepaid at the Initial Closing; and

         (ii) the Share Pledge Release Date occurs no later than September 15, 2002,

         and that, subject to paragraph (c) below, all available funds of the Company, including for the avoidance of doubt, the Purchaser Loans, and other funds of the Company that would otherwise be available for use directly or indirectly towards funding Purchaser's obligation to pay the Net Working Capital Reimbursement but other than an amount of Rupiah 5,000,000,000 (five billion) to meet the Company's liabilities accrued on or before the Initial Closing Date and operating expenses, shall be made available for the foregoing purposes. The parties hereto further agree that if all principal, interest and other amounts payable under the IFC Investment Agreement and the Common

         Terms Agreement with respect to such Existing IFC Loans are not fully prepaid and paid on such dates, Purchaser shall have no obligation to provide any funds in addition to the Purchaser Loans to ensure the payment and prepayment of all amounts payable under and in respect of the IFC Investment Agreement and the Common Terms Agreement in respect of such Existing IFC Loans.

(b) Pursuant to the Purchaser Loan Agreement, Purchaser shall lend to the Company and the Company shall borrow:

         (i) the sum set out in Part A of Schedule 2.6 on the date set out in Part A of Schedule 2.6 ("Tranche A"); and

         (ii) the sums set out in Part B of Schedule 2.6 on the date set out in Part B of Schedule 2.6 ("Tranche B"),

         and such sums shall be unsecured obligations of the Company and subordinated to the Company's obligations to pay all amounts payable under and in respect of the IFC Investment Agreement and the Common Terms Agreement with respect to the Existing IFC Loans.

(c)      The Company shall:

         (i) (A) utilise Tranche A of the Purchaser Loan solely for the purposes of partially paying and prepaying the principal, accrued interest and all other amounts payable under the IFC Investment Agreement and the Common Terms Agreement in respect of the Existing IFC A Loan and Existing IFC B Loan, and (B) ensure that it has sufficient additional funds as may be required to pay and prepay the balance of amounts payable under the IFC Investment Agreement and the Common Terms Agreement in respect of the Existing IFC A Loan and the Existing IFC B Loan, in each case on the Initial Closing Date in accordance with the terms of the IFC Investment Agreement and the Common Terms Agreement; and

         (ii) utilise Tranche B of the Purchaser Loan prior to any other utilisation thereof, to the extent required to pay and prepay all principal, accrued interest and all other amounts payable under the IFC Investment Agreement and the Common Terms Agreement in respect of the Existing IFC C Loan and to fund the Purchaser's obligation to pay the Net Working Capital Reimbursement no later than September 15, 2002, and otherwise in accordance with the terms of the IFC Investment Agreement and the Common Terms Agreement.

(d) The Company shall pay interest on and shall repay the Purchaser Loans to Purchaser in accordance with the Purchaser Loan Agreement. Payments and repayments to Purchaser in respect of the Purchaser Loans shall be subordinated to payments and prepayments by the Company in respect of the Existing IFC Loans, and such subordination shall be provided for in the Purchaser Loan Agreement.

(e) The parties hereto agree by way of a direction to pay issued by the Company to Purchaser, that the amount of the Purchaser Loans required to be applied as provided in Sections 2.6(c)(i)(A) and 2.6(c)(ii) shall, on drawdown, which shall be no later than the respective dates for payment and repayment to IFC specified in Sections 2.6(c)(i) and 2.6(c)(ii), be paid directly by Purchaser in US Dollars, on behalf of the Company to IFC at account no. 10215220300, CHIPS ID 142255, ABA 026001122, Northern Trust International Banking Corporation, New York, New York, USA for payment and repayment of the Existing IFC Loans as provided hereinabove in this
         Section 2.6.

Section 2.7 Waiver of Pre-emptive Rights. Each of the Selling Shareholders hereby irrevocably waives all its rights of first refusal and preemptive rights under the Company's articles of association, and, in the case of Astratel, FCR, Indosat, Marubeni and NMP, consents to and waives any and all similar rights under the joint venture agreement between Astratel, FCR, Indosat, Marubeni and NMP dated October 17, 1995 (as amended, the "Joint Venture Agreement"), with respect to the transfer of the Sale Shares contemplated under the Transactions (and for the avoidance of doubt, Purchaser shall not be required to become a party to the Joint Venture Agreement).

Section 2.8 Company Law. The parties hereto agree that the Transactions are being conducted pursuant to Article 103(6) of the, Law No. 1 of 1995 concerning Limited Liability Company and its implementing regulations (Indonesian Company
Law).

Section 2.9 Insolvency of Selling Shareholder. If after the Initial Closing but prior to or on the Subsequent Closing any Selling Shareholder (other than IFC which, by its nature as an international organization, is not susceptible to the actions and conditions described in Sections 2.9(a), 2.9(b) and 2.9(c)) (the "Defaulting Shareholder"):

(a) files a voluntary petition for bankruptcy under any applicable law or enters into a suspension of payment, composition with its creditors, administration or other arrangement under any applicable law or an order for the receivership or bankruptcy of the Defaulting Shareholder is made and is not discharged, dismissed or permanently stayed within 45 days of being made; or

(b) any curator, receiver or liquidator or similar officer, is appointed whether by a competent court or pursuant to a shareholder resolution of the Defaulting Shareholder (other than pursuant to a voluntary reorganization) in respect of the Defaulting Shareholder or over all or substantially all of its assets; or

(c) any corporate action or other steps are taken by the Defaulting Shareholder for the bankruptcy, liquidation, winding-up, or dissolution of the Defaulting Shareholder or for the appointment of a curator, liquidator or receiver or similar officer of the Defaulting Shareholder or over any of its assets or revenues, then during the term of this Agreement, notwithstanding that any Notes, evidencing its Shareholder Balance Amount, remain outstanding:

(i)      Purchaser shall be entitled to:

         (A) demand an immediate transfer of all the Defaulting Shareholder's Sale Shares to a special purpose vehicle established for the purpose of holding such Sale Shares in trust for the benefit of the non-Defaulting Shareholders or to such other entity (including Purchaser) if agreed by all of the non-Defaulting Shareholders or such other arrangement as reasonably agreed by the Purchaser and the non-Defaulting Shareholders (any of such entities or arrangements the "SPV"). All decisions relating to such Defaulting Shareholder's Sale Shares shall be made by those non-Defaulting Shareholders holding a simple majority of the aggregate Sale Shares owned by all of the non-Defaulting Shareholders (the "Majority Non-Defaulting Shareholders"). If the transfer occurs prior to the Interim Closing Date, on the Interim Closing Date the Majority Non-Defaulting Shareholders shall use their best efforts to cause the number of Sale Shares set forth opposite such Defaulting Shareholder's name in Schedule 2.1 under the column entitled "15% Interim Closing/No. of Shares" to be transferred to Purchaser, and the remaining Defaulting Shareholder's Sale Shares shall be held under such trust or other arrangement (as agreed by such parties) until all of the Notes, the Initial Payment and the Net Working Capital Reimbursement shall have been paid by Purchaser in accordance with this Agreement and the Financial Escrow Agreement. Upon all such amounts being paid by Purchaser in accordance with this Agreement and the Financial Escrow Agreement the Majority Non-Defaulting Shareholders shall use their best efforts to cause the remaining Defaulting Shareholder's Sale Shares to be transferred to Purchaser;

         (B)      utilize the power of attorney of each Selling Shareholder in article IX of the Indonesian Escrow Agreement to obtain all necessary approvals for and to effect all such transfers of all or a portion of the Defaulting Shareholder's Sale Shares as contemplated in paragraph (A) above; and

         (C) issue relevant notices to the Indonesian Escrow Agent pursuant to the Indonesian Escrow Agreement to permit the directors and commissioners of the Company to amend the Company's register of shareholders and endorse for transfer or issue share certificates to reflect the transfers of the Defaulting Shareholder's Sale Shares contemplated in paragraph (A) above; and

(ii) Purchaser shall, in the event of the transfer of the relevant portion of the Defaulting Shareholder's Sale Shares on the Interim Closing Date to Purchaser (if applicable), issue to the non-Defaulting Shareholders a Power of Attorney to Vote in respect of the Defaulting Shareholder's Sale Shares

         (conditional or unconditional as the case may be required in accordance with the intent of the Shareholders' Voting Agreement);

(iii) the Majority Non-Defaulting Shareholders shall in the event of the transfer of the Defaulting Shareholder's Sale Shares to the SPV prior to the issuance of a Notice of Cancellation under (and as defined in) the Shareholders' Voting Agreement, cause the SPV to issue to the Purchaser a Power of Attorney to Vote in respect of the Defaulting Shareholder's Sale Shares held by the SPV in accordance with the intent of the Shareholders' Voting Agreement;

(iv) the other parties hereto shall perform any further acts and execute and deliver any further documents and instruments and do or refrain from doing all such further acts and things as may from time to time reasonably be requested by Purchaser to carry out effectively or better evidence or perfect the true spirit, intent, meaning and purpose of this Section 2.9;

(v) all reasonable costs and expenses (including reasonable attorneys fees) shall be borne by the Defaulting Shareholder or in the event of the failure of the Defaulting Shareholder to pay such fees within 30 days after a request therefor each party hereto shall pay its own costs and expenses provided that Purchaser shall pay the incorporation fees of the SPV, if any.

Section 2.10 Failure of Certain Conditions Precedent. If as a result of the condition precedent in Section 8.1 (a) not being satisfied prior to or on the Interim Closing and/or the Subsequent Closing, such Closing cannot occur:

(a) subject as provided in proviso (ii) in this Section 2.10(a) the Selling Shareholder in respect of whose obligations such condition precedent was not fulfilled shall nevertheless deliver to Purchaser all instruments, deeds, notices, agreements, certificates and other documents required to be delivered on such

         Closing, duly executed by such Selling Shareholder and/or any other relevant Person provided that (i) Purchaser shall not be entitled to execute the deed of transfer (akta pemindahan hak atas saham) of such Selling Shareholder's Sale Shares to be transferred at such Closing if doing so would result in a breach of any statute, rule or regulation or any order, writ or injunction of a court of competent jurisdiction prohibiting the consummation of such Closing and (ii) no Selling Shareholder shall be required to take any action under this paragraph
         (a) that would in its reasonable opinion result in a breach of any statute, rule or regulation or any order, writ or injunction of a court of competent jurisdiction;

(b) Purchaser shall be entitled to deliver a notice to the Indonesian Escrow Agent notifying the Indonesian Escrow Agent to hold such Selling Shareholder's Sale Shares to be transferred on such Closing for the account and at the direction of Purchaser; and

(c) the Selling Shareholder in respect of whose obligations such condition precedent was not fulfilled shall not take any action or do any thing that might otherwise affect the rights of Purchaser to such Selling Shareholder's Sale Shares to be transferred at such Closing and shall do all matters, acts or things reasonably required by Purchaser either for Purchaser to obtain title to such Sale Shares and/or for such Sale Shares to be transferred to a Person, including any offshore trust, designated by Purchaser.

Section 2.11 No Closing. If notwithstanding any action taken to complete a Closing pursuant to Sections 2.9, 2.10, 3.4 or 3.6, any relevant transfer of Sale Shares to Purchaser required under this Agreement on either the Interim Closing or Subsequent Closing has not occurred on or before the date scheduled for the Subsequent Closing, then:

(x) provided the Initial Payment, the Net Working Capital Reimbursement and the Notes (and any and all accrued and unpaid interest on any of the foregoing) shall have been paid by Purchaser in accordance with this Agreement, the Indonesian Escrow Agreement, the Financial Escrow Agreement and their respective terms (and provided such payments are not the subject of an arbitral dispute in accordance with the terms of any of such agreements or the Notes); or

(y) provided the Initial Payment and the Net Working Capital Reimbursement (and any and all accrued and unpaid interest on any of the foregoing) shall have been paid by Purchaser in accordance with this Agreement and the Indonesian Escrow Agreement (and such payments are not the subject of an arbitral dispute in accordance with the terms of any of such agreements), and all of the then outstanding Notes have been purchased and are held by the Company,

Purchaser shall, in its sole discretion, be entitled to amend, effect an early expiration of or terminate the KSO Agreement pursuant to the terms of the Shareholders' Voting Agreement to effect the transfer, for Rupiah one hundred
(100), of any and all of the Company's rights, title and interests in all New Installations (as defined in the KSO Agreement) and all and any other assets and installations, work in progress, inventories, equipment, materials, plans and data (whether or not related to Additional New Installations (as defined in the KSO Agreement)) in respect of the KSO arrangements under the KSO Agreement on the date of early expiration of or termination of the KSO Agreement to the Purchaser in the manner and in accordance with terms as if the KSO Agreement had expired (as such terms may be mutually amended by the Company and the Purchaser).

Each of the Selling Shareholders that is a shareholder of the Company at that time and the Company undertakes to cooperate fully and, to the extent permitted by law, to do all matters, acts and things to give effect to the provisions of this Section 2.11 and the corresponding provisions under the Shareholders' Voting Agreement.

Upon the occurrence of all of the following:

(a) any such Selling Shareholder, or its nominated members to the boards of directors and commissioners of the Company, shall in the absence of good faith, prevent, hinder or challenge the right of Purchaser to give effect in a timely manner to the terms of this Section 2.11 and the corresponding provisions under the Shareholders' Voting Agreement;

(b) such Selling Shareholder's Sale Shares were not transferred to Purchaser in accordance with the terms hereof otherwise than as a result of a material breach by Purchaser prior to the relevant Closing; and

(c) the KSO Agreement has not been so amended or terminated as a result of such prevention, hindrance, or challenge by such Selling Shareholder,

such Selling Shareholder shall upon demand, but in any event within ninety (90) days pay to Purchaser the amount of the Purchase Price paid to such Selling Shareholder for such Selling Shareholders' Sale Shares that were not so transferred.

For the avoidance of doubt such Selling Shareholder shall not be required to pay such amount to Purchaser in the event the KSO Agreement has been amended, terminated or has expired in accordance with this Section 2.11 and the Shareholders' Voting Agreement.

                                   ARTICLE 3.
                       CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1 The Closing. Each Closing of the sale and transfer of the Sale Shares by the Selling Shareholders to Purchaser shall take place at the offices of Hadiputranto, Hadinoto & Partners at The Jakarta Stock Exchange Building, Tower II, 21st Floor, JI. Jend. Sudirman Kav. 52-53, Jakarta 12190 at 10:00 a.m. local time, or at such other place and time as may be agreed by the parties hereto. The parties hereto agree that:

(a)      the Initial Closing shall occur on 1 August 2002;

(b)      the Interim Closing shall occur on the earlier of (i) the Call Date and
         (ii) 30 September 2003; and

(c) the Subsequent Closing shall occur on the earliest of (i) the Call Date, (ii) 31 December 2004 and (iii) the date being thirty (30) days after the Company acquires all of the then outstanding Notes as envisaged in Section 3.13, in each case if not a Business Day, then the following Business Day, or at such other dates as may be agreed by the parties hereto, provided that:

(i) in respect of the Interim Closing which is not the Call Date, Purchaser shall have paid the Net Working Capital Reimbursement, the Initial Payment and, in accordance with their terms, all Notes evidencing the Purchase Price for the Sale Shares to be transferred on the Interim Closing which are due and payable on or before the Interim Closing (such Notes being the Series I Notes with Payment Dates of June 15, 2003 and September 15, 2003 and Series II Notes with Payment Date of September 15, 2003); and

(ii) in respect of the Subsequent Closing which is not the Call Date or occurs otherwise than as a result of the Company holding all the then outstanding Notes, the Purchaser shall have paid the Net Working Capital Reimbursement, the Initial Payment and in accordance with their terms all Notes evidencing the Purchase Price for the Sale Shares to be transferred on (a) the Interim Closing which were due and payable after the Interim Closing Date (such Notes being Series I Notes with Payment Date of December 15, 2003 and Series II Notes with Payment Date of March 15, 2004) and (b) the Subsequent Closing which are due and payable on or before the Subsequent Closing (such Notes being the Series I Notes with Payment Dates of December 15, 2003, March 15, 2004, June 15, 2004, September 15, 2004 and December 15, 2004 and Series II Notes with Payment Dates of June 15, 2004, September 15, 2004 and December 15, 2004).

Section 3.2 Deliveries by the Selling Shareholders on the Initial Closing. On the Initial Closing, each Selling Shareholder (or as otherwise provided herein) shall deliver to Purchaser:

(a) except in the case of IFC, a deed or other instrument acknowledging the completion of the Initial Closing and certifying that all rights to such Selling Shareholder's Sale Shares to be transferred on the Initial Closing pursuant to Section 2.1(a) available for transfer under and subject to the relevant Share Pledges, including all voting rights and economic rights, on the Initial Closing have been transferred to Purchaser;

(b) a copy of the resolutions of the Board of Commissioners or the Board of Directors, as the case may be, and the minutes of the General Meeting of Shareholders of such Selling Shareholder (or, as applicable, evidence of such other corporate approvals as are required to be obtained by such Selling Shareholder) authorizing such Selling Shareholder's execution and delivery of this Agreement and the consummation of the Transactions contemplated on or before the Subsequent Closing and such other documents evidencing such authority as Purchaser may reasonably request;

(c) a copy of each of the Consents with respect to such Selling Shareholder referred to in Section 8.2A(g) (including, without limitation, those set forth in Schedule 5.4), if any;

(d) (to be delivered by FCR and Astratel on behalf of the Selling Shareholders) a copy of each of the Required Company Consents;

(e) a certificate dated the Initial Closing Date and executed by such Selling Shareholder to the effect that (i) each of such Selling Shareholder's representations and warranties in this Agreement that is qualified as to materiality is true and correct in all respects and each of such Selling Shareholder's representations and warranties that is not so qualified is true and correct in all material respects, in each case as of the date such representations and warranties are first given and as of the Initial Closing Date and (ii) such Selling Shareholder has performed all obligations required to be performed by it under this Agreement on or prior to the Initial Closing Date;

(f) except in the case of IFC, a certificate dated the Initial Closing Date and executed by such Selling Shareholder to the effect that as of the Initial Closing Date the Company has no bank debt except as set forth on Schedule 1.1;

(g) (to be delivered by FCR and Astratel on behalf of the Selling Shareholders) a certificate setting forth the names of each of the directors and commissioners, nominated and serving as a member of the Board of Directors and Board of Commissioners of the Company by the Selling Shareholders pursuant to the Joint Venture Agreement, being directors and commissioners resigning as of the Initial Closing;

(h) (A) in the case of FCR, the opinion of Indonesian Counsel to FCR and French Counsel to FCR each dated the Initial Closing Date and addressed to Purchaser, substantially in the form set forth in Exhibit I.

         (B) in the case of Marubeni, the opinion of Indonesian Counsel to Marubeni and Japanese Counsel to Marubeni each dated the Initial Closing Date and addressed to Purchaser, substantially in the form set forth in Exhibit I.

         (C) in the case of IFC, the opinion of Indonesian Counsel to IFC dated the Initial Closing Date and addressed to Purchaser, substantially in the form set forth in Exhibit I, and a certificate dated the Initial Closing Date signed by IFC's secretary confirming the authority of IFC's signatory hereto to sign and thereby bind IFC.

         (D) in the case of NMP, the opinion of Indonesian Counsel to NMP and Singaporean Counsel to NMP each dated the Initial Closing Date and addressed to Purchaser, substantially in the form set forth in Exhibit I.

         (E) in the case of Astratel, the opinion of Indonesian Counsel to Astratel, dated the Initial Closing Date and addressed to Purchaser substantially in the form set forth in Exhibit I.

         (F) in the case of Indosat, the opinion of Indonesian Counsel to Indosat, dated the Initial Closing Date and addressed to Purchaser substantially in the form set forth in Exhibit I,

         (each of the aforementioned opinions of counsel are collectively referred to as "Selling Shareholder Opinions");

(i) (to be delivered by FCR and Astratel on behalf of the Selling Shareholders) complete and accurate copies of documentation evidencing each Existing IFC Loan;

(j)      the KSO Waiver, duly executed and delivered by such Selling
         Shareholder;

(k) the Company Waiver, duly executed and delivered by the Company and by such Selling Shareholder;

(l) the Shareholders' Voting Agreement, duly executed and delivered by such Selling Shareholder and the Company;

(m) the Financial Escrow Agreement duly executed and delivered by the Selling Shareholders and the Financial Escrow Agent;

(n) the Indonesian Escrow Agreement duly executed and delivered by the Selling Shareholders and the Indonesian Escrow Agent;

(o) (to be delivered by FCR and Astratel on behalf of the Selling Shareholders) the Purchaser Loan Agreement duly executed and delivered by the Company;

(p) minutes of a shareholders' meeting or circular resolutions of the Company (i) accepting the resignations of the existing members of the board of directors and board of commissioners of the Company, (ii) appointing such persons as Purchaser may nominate to such boards, (iii) adopting a new set of articles of association of the Company substantially in the form of Exhibit K and (iv) authorising signatory changes to the bank accounts of the Company and approving new signatories nominated by Purchaser;

(q) evidence of the partial or full repayment of the Existing IFC A and B Loans by the Company utilising cash on hand (such evidence to be in the form of bank transfer instructions, or such other evidence reasonably satisfactory to the Purchaser, evidencing the payment of such amounts);

(r) (to be delivered by FCR and Astratel on behalf of the Selling Shareholders) all of the minute books, corporate and financial records and files and all other documents, contracts, correspondence, and materials related to the Company and all bank statements and check books related to any and all bank accounts of the Company (provided that if any minutes, correspondence or records contain confidential or sensitive information relating to Purchaser and/or the KSO Agreement either such materials do not have to be provided or sanitised copies thereof may be provided);

(s) a Power of Attorney to Vote relating to all of such Selling Shareholder's Sale Shares not sold on Initial Closing duly executed and delivered by such Selling Shareholder provided, however, in the case of IFC's Power of Attorney to Vote the attorney shall be entitled to attend a meeting but not exercise the right to vote; and

(t) in respect of a Selling Shareholder domiciled outside of Indonesia except IFC, such Selling Shareholder shall deliver (i) a certified copy of a certificate of domicile from the relevant Government Entity in the jurisdiction of its tax domicile and (ii) an original certificate signed by such Selling Shareholder certifying that such Selling Shareholder has no permanent establishment in Indonesia (as such term is interpreted under applicable Indonesian tax laws).

Any statement contained in any certificate delivered by or on behalf of a Selling Shareholder at the Initial Closing shall constitute a representation and warranty by such Selling Shareholder under this Agreement.

The foregoing obligations are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time or from time to time, in the sole discretion of Purchaser. The failure by Purchaser to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to or on the Initial Closing.

Section 3.3 Deliveries by Purchaser on the Initial Closing. On the Initial Closing, Purchaser shall deliver to each Selling Shareholder:

(a) a copy of the authorization of Purchaser's Board of Commissioners, if required, and the minutes of the General Meeting of Shareholders of Purchaser authorizing Purchaser's execution and delivery of this Agreement and the Purchaser Loan Agreement and the consummation of the Transactions contemplated on or before the Subsequent Closing and such other documents evidencing such authority as the Selling Shareholders or any of them shall reasonably request;

(b) a certificate dated the Initial Closing Date and executed by Purchaser to the effect that (i) each of Purchaser's representations and warranties in this Agreement that is qualified as to materiality is true and correct in all respects and each of the Purchaser's representations and warranties that is not so qualified is true and complete in all material respects, in each case as of the date the representations and warranties are first given and as of the Initial Closing Date and (ii) Purchaser has performed all obligations required to be performed by it under this Agreement on or prior to the Initial Closing Date;

(c) the opinion of Hadiputranto, Hadinoto & Partners, Indonesian legal counsel to Purchaser, dated the Initial Closing Date and addressed to each of the Selling Shareholders substantially in the form set forth in Exhibit J and reasonably satisfactory to the Majority Selling Shareholders ("Purchaser Opinion");

(d) a copy of each of the Consents referred to in Section 8.3(d) (including, without limitation, those set forth in Schedule 6.4);

(e) Notes evidencing Purchaser's obligation to pay each Selling Shareholder's Shareholder Balance Amount;

(f)      a KSO Waiver duly executed by Purchaser;

(g) the Shareholders' Voting Agreement, duly executed and delivered by Purchaser;

(h) the Financial Escrow Agreement duly executed and delivered by Purchaser and the Indonesian Escrow Agent and the Financial Escrow Agent;

(i) the Indonesian Escrow Agreement duly executed and delivered by Purchaser and the Indonesian Escrow Agent and the Financial Escrow Agent; and

(j) the Purchaser Loan Agreement duly executed and delivered by Purchaser and evidence of the advance by Purchaser to the Company of the loan envisaged under
         Section 2.6(b)(i) by way of payment directly to IFC as envisaged under
         Section 2.6(e).

Any statement contained in any certificate delivered by or on behalf of Purchaser at the Initial Closing shall constitute a representation and warranty by Purchaser under this Agreement.

The foregoing obligations are for the sole benefit of the Selling Shareholders, and may be waived by each Selling Shareholder on its behalf in respect of the sale of its Sale Shares, in whole or in part, at any time or from time to time, in the sole discretion of each Selling Shareholder. The failure by any Selling Shareholder to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Initial Closing.

Section 3.4 Deliveries by the Selling Shareholders on the Interim Closing. At the Interim Closing, each Selling Shareholder shall deliver to Purchaser:

(a) a notice to the Indonesian Escrow Agent as required under the Indonesian Escrow Agreement certifying that the Interim Closing has occurred and directing that certificates representing such Selling Shareholder's Sale Shares being transferred on the Interim Closing be held for the account of Purchaser, together with all documents necessary: (i) to effect the transfer of title to such Sale Shares to Purchaser (including a duly executed deed of share transfer (akta pemindahan hak atas saham)) and (ii) to effect registration of such Sale Shares in Purchaser's name in the Company's register of shareholders;

(b) to the extent not previously delivered to Purchaser, a copy of each of the Consents with respect to such Selling Shareholder referred to in
         Section 8.2A(g) (including, without limitation, those set forth in Schedule 5.4), if any and any other Consents required for the Interim Closing;

(c) a certificate dated the Interim Closing Date and executed by such Selling Shareholder to the effect that (i) each of such Selling Shareholder's representations and warranties in this Agreement applicable to the Interim Closing that is qualified as to materiality is true and correct in all respects and each of such Selling Shareholder's representations and warranties applicable to the Interim Closing that is not so qualified is true and correct in all material respects as of the Interim Closing Date and (ii) such Selling Shareholder has performed all obligations required to be performed by it under this Agreement on or prior to the Interim Closing Date;

(d) a certificate dated the Interim Closing Date and executed by such Selling Shareholder confirming that it has received confirmation from the Financial Escrow Agent that its Pro Rata Share of the Purchase Price payable on or before the Interim Closing has been paid for the Sale Shares transferred at the Interim Closing;

(e) the issuance of updated Selling Shareholder Opinions dated the date of the Interim Closing; and

(f) a Power of Attorney to Vote from each Selling Shareholder to Purchaser relating to the remaining Sale Shares owned by such Selling Shareholder, duly executed and delivered by each such Selling Shareholder provided, however, in the case of IFC's Power of Attorney to Vote the attorney shall be entitled to attend a meeting but not exercise the right to vote.

Any statement contained in any certificate delivered by or on behalf of such Selling Shareholder at the Interim Closing shall constitute a representation and warranty by such Selling Shareholder under this Agreement.

The foregoing obligations are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time or from time to time, in the sole discretion of Purchaser and Purchaser shall be entitled to utilise the power of attorney granted by the Selling Shareholders in the Indonesian Escrow Agreement to effect the Interim Closing. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 3.5 Deliveries by Purchaser on the Interim Closing. At the Interim Closing, Purchaser shall deliver to each Selling Shareholder:

(a) a certificate dated the Interim Closing Date and executed by Purchaser to the effect that (i) each of Purchaser's representations and warranties in this Agreement applicable to the Interim Closing that is qualified as to materiality is true and correct in all respects and each of Purchaser's representations and warranties applicable to the Interim Closing that is not so qualified is true and complete in all material respects as of the Interim Closing Date and (ii) Purchaser has performed all obligations required to be performed by it under this Agreement on or prior to the Interim Closing Date;

(b) to the extent not previously delivered to the Selling Shareholders, a copy of each of the Consents referred to in Section 8.3(d) (including, without limitation, those set forth in Schedule 6.4) and any other Consents required for the Interim Closing;

(c) to the extent not previously delivered to the Selling Shareholders, a copy of each of the Required Company Consents and any other Consents required for the Interim Closing;

(d) the issuance of an updated Purchaser Opinion dated the date of the Interim Closing;

(e)      each Power of Attorney to Vote delivered to Purchaser pursuant to
         Section 3.2(s) on the Initial Closing Date, to the relevant Selling Shareholder for cancellation; and

(f) a Power of Attorney to Vote to each Selling Shareholder relating to fifteen (15) percent of such Selling Shareholder's Sale Shares being that number of Sale Shares set forth opposite such Selling Shareholder's name in the column entitled "15% Interim Closing/No. of Shares" in Schedule 2.1, duly executed and delivered by the Purchaser.

Any statement contained in any certificate delivered by or on behalf of Purchaser at the Interim Closing shall constitute a representation and warranty by Purchaser under this Agreement.

The foregoing obligations are for the sole benefit of the Selling Shareholders, and may be waived by each Selling Shareholder in respect of the sale of its Sale Shares, in whole or in part, at any time or from time to time, in the sole discretion of such Selling Shareholder prior to or on the Interim Closing. The failure by any Selling Shareholder to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to or on the Interim Closing. Notwithstanding the foregoing, if any Selling Shareholder shall fail to attend (whether by a duly authorised representative or attorney or otherwise) the Interim Closing to effect the transactions contemplated on the Interim Closing, the Interim Closing may proceed without such Selling Shareholder and the deliveries by Purchaser shall be deemed to have been waived in respect of such Selling Shareholder.

Section 3.6 Deliveries by the Selling Shareholders on the Subsequent Closing. At the Subsequent Closing, each Selling Shareholder shall deliver to Purchaser:

(a) a notice to the Indonesian Escrow Agent as required under the Indonesian Escrow Agreement certifying that the Subsequent Closing has occurred and directing that all certificates representing such Selling Shareholder's Sale Shares being transferred on the Subsequent Closing and the Company's register of shareholders be released, together with all documents necessary: (i) to effect the transfer of title to such Sale Shares to Purchaser or Purchaser's designee (including a duly executed deed of share transfer (akta pemindahan hak atas saham)) and
         (ii) to effect registration of such Sale Shares in Purchaser's name in the Company's register of shareholders; -

(b) to the extent not previously delivered to Purchaser, a copy of each of the Consents with respect to such Selling Shareholder referred to in
         Section 8.2A(g) (including, without limitation, those set forth in Schedule 5.4), if any and any other Consents required for the Subsequent Closing;

(c) a certificate dated the Subsequent Closing Date and executed by such Selling Shareholder to the effect that (i) each of such Selling Shareholder's representations and warranties in this Agreement applicable to the Subsequent Closing that is qualified as to materiality is true and correct in all respects and each of such Selling Shareholder's representations and warranties applicable to the Subsequent Closing that is not so qualified is true and correct in all material respects, as of the Subsequent Closing Date and (ii) such Selling Shareholder has performed all obligations required to be performed by it under this Agreement on or prior to the Subsequent Closing Date;

(d) a certificate dated the Subsequent Closing Date and executed by such Selling Shareholder confirming that it has received confirmation from the Financial Escrow Agent that its Pro Rata Share of the Purchase Price payable on or before the Subsequent Closing has been paid for the Sale Shares transferred at the Subsequent Closing;

(e) a termination of the Shareholders' Voting Agreement duly signed and delivered by each Selling Shareholder;

(f) the issuance of updated Selling Shareholder Opinions dated the date of the Subsequent Closing;

(g)      a KSO Waiver, duly executed and delivered by such Selling Shareholder;

(h)      the Company Waiver, duly executed and delivered by such Selling
         Shareholder;

(i)      each Power of Attorney to Vote delivered by Purchaser pursuant to
         Section 2.5, the Shareholders' Voting Agreement and/or Section 3.5(f) on the Interim Closing Date, to Purchaser for cancellation; and

(j) any documents relating to the Company not provided to Purchaser on the Initial Closing pursuant to Section 3.2(r).

Any statement contained in any certificate delivered by or on behalf of such Selling Shareholder at the Subsequent Closing shall constitute a representation and warranty by such Selling Shareholder under this Agreement.

The foregoing obligations are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time or from time to time, in the sole discretion of Purchaser and Purchaser shall be entitled to utilise the power of attorney granted by the Selling Shareholders in the Indonesian Escrow Agreement to effect the Subsequent Closing. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 3.7 Deliveries by Purchaser on the Subsequent Closing. At the Subsequent Closing, Purchaser shall deliver to each Selling Shareholder:

(a) a certificate dated the Subsequent Closing Date and executed by Purchaser to the effect that (i) each of Purchaser's representations and warranties in this Agreement applicable to the Subsequent Closing that is qualified as to materiality is true and correct in all respects and each of Purchaser's representations and warranties applicable to the Subsequent Closing that is not so qualified is true and complete in all material respects as of the Subsequent Closing Date and (ii) Purchaser has performed all obligations required to be performed by it under this Agreement on or prior to the Subsequent Closing Date;

(b) to the extent not previously delivered to the Selling Shareholders, a copy of each of the Consents referred to in Section 8.3(b) (including, without limitation, those set forth in Schedule 6.4) and any other Consents required for the Subsequent Closing;

(c) a copy of each of the Required Company Consents and any other Consents required for the Subsequent Closing;

(d) a termination of the Shareholders' Voting Agreement duly signed and delivered by Purchaser and the Company;

(e)      the issuance of Purchaser Opinion dated the date of the Subsequent
         Closing;

(f)      a KSO Waiver duly executed by Purchaser;

(g)      the Company Waiver, duly executed by the Company and Purchaser; and

(h)      each Power of Attorney to Vote delivered to the Purchaser pursuant to
         Section 3.4(f) and/or the Shareholders' Voting Agreement on the Interim Closing Date, to the respective Selling Shareholder for cancellation.

Any statement contained in any certificate delivered by or on behalf of Purchaser at the Subsequent Closing shall constitute a representation and warranty by Purchaser under this Agreement.

The foregoing obligations are for the sole benefit of the Selling Shareholders, and may be waived by each Selling Shareholder in respect of the sale of its Sale Shares, in whole or in part, at any time or from time to time, in the sole discretion of such Selling Shareholder prior to or on the Subsequent Closing. The failure by any Selling Shareholder to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to or on the Subsequent Closing. Notwithstanding the foregoing, if any Selling

Shareholder shall fail to attend (whether by a duly authorised representative or attorney or otherwise) the Subsequent Closing or on such Closing fails to effect the transactions contemplated on the Subsequent Closing, the Subsequent Closing may proceed without such Selling Shareholder and the deliveries by Purchaser shall be deemed to have been waived in respect of such Selling Shareholder.

Section 3.8 Payment of the Purchase Price. Purchaser shall pay the Initial Payment and the Shareholder Balance Amount in United States Dollars, by wire transfer in immediately available funds in accordance with the following provisions:

(a) On the Share Pledge Release Date, Purchaser shall pay or cause to be paid the Initial Payment to the Selling Shareholders in their respective Pro Rata Shares, as set out in Schedule 3.8(a), to each Selling Shareholder's bank account nominated in writing to Purchaser at least twelve (12) Business Days prior to the Share Pledge Release Date.

(b) Thereafter, Purchaser shall fund the Financial Escrow Account in United States Dollars, by wire transfer in immediately available funds in accordance with Section 7.6 hereof, and payments from the Financial Escrow Account shall be made by the Financial Escrow Agent (i) to each Selling Shareholder representing payments of such Selling Shareholder's Shareholder Balance Amount as evidenced by the Notes issued to each Selling Shareholder pursuant to Section 3.8(c), or (ii) to the extent such Selling Shareholder has transferred some or all of the Notes issued to it by Purchaser, to each Registered Holder of such Notes (in each case, thereby reducing the Shareholder Balance Amount payable to such Selling Shareholder by an amount equal to the amount paid in respect of such Notes) in the manner contemplated in Section 7.6 hereof.

(c) Purchaser's payment obligations in respect of each Selling Shareholder's Shareholder Balance Amount and each Selling Shareholder's entitlement to receive payment of such Selling Shareholder's Shareholder Balance Amount shall be evidenced by Series I Notes and Series II Notes substantially in the form in Exhibits A1 and A2, respectively, (each, a "Note" and together, the "Notes") payable to such Selling Shareholder in the amounts and on the dates set forth in
         Schedule 7.6(b). The Notes shall, subject to Section 3.8(e), be freely transferable in accordance with the terms and conditions of the Notes, the relevant transfer certificates for the Notes (substantially in the form in Exhibits A1 and A2, respectively, each a "Transfer Certificate" and together the "Transfer Certificates"), and the procedures set forth in the Financial Escrow Agreement. Each transferee of a Note, upon the due execution and delivery of a Transfer Certificate (each such transferee, a "Registered Holder"), shall be entitled to the Selling Shareholder's (or other transferor's) rights under the Note to receive payment of the Shareholder Balance Amount evidenced thereby. In addition, a Selling Shareholder may, with the prior written consent of Purchaser (such consent not to be unreasonably withheld), on the transfer to a third party of all of its Notes also novate all its rights and obligations under this Agreement (including for the avoidance of doubt delivery of the relevant Sale Shares) and the Security Agreements on terms and conditions reasonably required by Purchaser to maintain the sanctity of the Transactions so as not to prejudice the rights of Purchaser and the obligations of such Selling Shareholder provided that any such Selling Shareholder shall remain fully liable for the performance under this Agreement and the Security Agreements of any such third party.

(d) Each Selling Shareholder shall be entitled, upon giving prior written notice to Purchaser (such notice shall contain sufficient information demonstrating that the sanctity of the Transactions and the terms and conditions of this Agreement and the Security Agreements are maintained so as not to prejudice the rights of Purchaser and the obligations of such Selling Shareholder), to sell and assign its rights to, and/or to assume the obligations of any other Selling Shareholder under this Agreement and the Security Agreements.

(e) The Selling Shareholder shall not be entitled to sell any Notes until after the Share Pledge Release Date and all Notes delivered on the Initial Closing shall be placed into escrow until the Share Pledge Release Date and shall be dealt with in accordance with the terms of the Indonesian Escrow Agreement.

(f) Each of the parties hereto agrees to sign, execute and deliver a Transfer Certificate and any agreement, instrument, deed or other document required to effect any transfer of a Note, and/or the assignment of any rights and/or the assumption of any obligations referred to in this Section 3.8 and shall promptly do any and all acts, matters or things necessary to perfect such actions and to maintain the sanctity of this Agreement, the Security Agreements and the Transactions so as not to prejudice the rights of Purchaser and the obligations of such other party.

(g) Upon the written request of a Selling Shareholder or a Registered Holder, Purchaser shall issue replacement Notes in place of Notes that have been lost, stolen, mutilated, defaced or destroyed.

(h) To the extent that Purchaser incurs any reasonable costs, expenses, fees (including reasonable attorney fees) in documenting any assignment or transfer and/or assumption pursuant to this Section 3.8, all such reasonable costs, expenses and fees (including reasonable attorney fees) shall be borne by the relevant Selling Shareholder or the Registered Holder, as applicable, and shall be payable within thirty
         (30) days of an invoice being issued by Purchaser to such Selling Shareholder or Registered Holder, as relevant.

(i) All payments made by Purchaser under (i) this Agreement, (ii) the Indonesian Escrow Agreement, and (iii) subject to Section 7.6(j), the Financial Escrow Agreement and the Notes shall be made without setoff, counterclaim or deduction except that Purchaser shall be entitled to withhold and deduct (with no obligation to gross up) all amounts required to be withheld and deducted under applicable Indonesian laws and regulations on account of withholding tax.

(j) Notwithstanding any other provision of this Agreement, it is expressly acknowledged and agreed by each party hereto that (i) the Purchaser's obligation to pay each Selling Shareholder's Shareholder Balance Amount is evidenced by the Notes and (ii) payment under such Notes extinguishes the Purchaser's obligation to pay a corresponding amount of such Selling Shareholder's Shareholder Balance Amount.

Section 3.9 Title to Sale Shares Sold at Initial Closing. On the later of (i) the Initial Sale Shares Transfer Date and (ii) the Share Pledge Release Date:
(a) each Selling Shareholder (other than IFC) shall deliver to Purchaser duly executed deeds of transfer (akta pemindahan hak atas saham) in respect of the Selling Shareholder's Sale Shares sold to Purchaser on the Initial Closing and
(b) IFC shall deliver to Purchaser duly executed deeds of transfer (akta pemindahan hak atas saham) in respect of IFC's Sale Shares sold to Purchaser on the Share Pledge Release Date, in each case together with all documents necessary (a) to effect the transfer of title to such Sale Shares sold to Purchaser and (b) to effect registration of such Sale Shares in Purchaser's name in the Company's register of shareholders.

Section 3.10 Changes in Shareholdings. With the written authorisation of the Majority Shareholders, the Company and Purchaser jointly delivered to the Indonesian Escrow Agent, the commissioners and directors of the Company shall be entitled, in compliance with the escrow arrangements set forth in the Indonesian Escrow Agreement, to amend the Company's register of shareholders and endorse for transfer share certificates or to cancel share certificates and issue new share certificates to reflect the entitlements of Purchaser to any Sale Shares, subject to Section 3.9, sold by the Selling Shareholders and purchased by Purchaser on any Closing.

Section 3.11 Default.

(a) In the event any payment required to be made by Purchaser pursuant to Sections 3.8(a), 3.8(b) or 7.6 is not paid when due and any such payment remains unpaid for a period of ten (10) Business Days after receipt by Purchaser of notice thereof from any Selling Shareholder in accordance with Section 11.3; or

(b) any drawdown payment required to be paid by Purchaser in respect of any Purchaser Loan under Section 2.6(b)(ii) is not duly advanced to the Company in a timely manner in respect of (i) the Existing IFC C Loan and (ii) in respect of the Purchaser's obligation to pay the Net Working Capital Reimbursement; or

(c) Purchaser files a voluntary petition for bankruptcy at the relevant Indonesian Commercial Court or enters into a suspension of payment, composition or other arrangement under the Indonesian Bankruptcy Law or an order for the receivership or bankruptcy of Purchaser is made and is not discharged, dismissed or permanently stayed within 45 days of service; or

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

(d) any curator, receiver or liquidator or similar officer, is appointed whether by a competent court or pursuant to a shareholder resolution of Purchaser (other than pursuant to a voluntary reorganization) in respect of the Purchaser or all or substantially all of its assets; or

(e) any corporate action or other steps are taken by the Purchaser for the bankruptcy, liquidation, winding-up, or dissolution of the Purchaser or for the appointment of a curator, liquidator or receiver or similar officer of the Purchaser or any of its assets or revenues; or

(f)      there exists a Failure to Remedy a Material Default,

(each, an "Event of Repayment") then,

(i) notwithstanding any other provision hereof, the Notes evidencing each Selling Shareholder's Shareholder Balance Amount shall become immediately due and payable by Purchaser (in the face amount with respect to the Series I Notes, and in an amount equal to the product of the "Base Amount", the "Applicable Period" and the LIBOR rate applicable on the last date (preceding the Event of Repayment) on which interest was calculated with respect to the Series II Notes as set out in Schedule 7.6(b)); and

(ii) the Selling Shareholders and Registered Holders, as relevant, shall, subject to the terms and conditions of the Financial Escrow Agreement, be entitled to withdraw and to apply to the payment of the then outstanding Selling Shareholder's Shareholder Balance Amount amounts on deposit with the Financial Escrow Agent pursuant to the terms of the Financial Escrow Agreement to the extent necessary to pay all amounts due under Section 3.8(b) and such amounts shall be deemed as payment for and a reduction in the then outstanding Selling Shareholders' Shareholders Balance Amounts.

Section 3.12 Releases and Waivers.

(a) At each of the Initial Closing and the Subsequent Closing, each of the Selling Shareholders and the Company shall execute and deliver to Purchaser a release and waiver of claims in the form of Exhibit C (a "Company Waiver").

(b) At each of the Initial Closing and the Subsequent Closing, each of the Selling Shareholders and Purchaser shall execute and deliver a release and waiver of claims in the form of Exhibit D (a "KSO Waiver").

The KSO Waivers and the Company Waivers delivered on the Initial Closing shall be placed into escrow, and shall be released on the Share Pledge Release Date in accordance with the terms of the Indonesian Escrow Agreement.

Section 3.13 Use of Company Funds. The parties hereto agree that during the Exclusivity Period, notwithstanding an Event of Repayment, all moneys of the Company, less certain operating expenses and capita] expenditure as permitted under the Shareholders' Voting Agreement, shall be used firstly, as relevant, to fund the payment of the Existing IFC Loans, secondly, to fund the payment of the Initial Payment, thirdly, to fund the payment of the Net Working Capital Reimbursement and fourthly, to fund payment on the Notes by Purchaser and/or purchase of the Notes by the Company and all such moneys shall be deemed to be either repayments of the Purchaser Loans or loans to Purchaser subordinated in repayment to all moneys necessary for payment of operating expenses and to fund payment of the Net Working Capital Reimbursement and the Initial Payment, and shall be documented accordingly by the Company and Purchaser on commercial arms' length terms.

                                   ARTICLE 4.
                       NET WORKING CAPITAL REIMBURSEMENT

Section 4.1 Preparation of the Proforma Closing Balance Sheet.

(a) Thirty (30) days prior to the scheduled Initial Closing Date the Selling Shareholders shall cause the Company to publish a notice in one leading nationwide Bahasa Indonesia language newspaper and one leading nationwide English language newspaper, in a form reasonably agreed by Purchaser (the "First Notice"), and in the same manner a second notice twenty-five (25) days before the scheduled Initial Closing Date (the "Second Notice") stating that the ownership of the Company is being transferred and inviting all creditors, potential litigants and other Persons who may have a claim against the Company to lodge with the Company and Accountant (as defined below) a notice of claim within forty five (45) days after the First Notice and within forty (40) days after the Second Notice.

(b) Forty five (45) days prior to the scheduled date for the Initial Closing, the Company shall (i) cause the preparation of a proforma balance sheet of the Company as of the close of business of the Company on the calendar day before the Initial Closing Date (such date, the "Closing Balance Sheet Date"); (ii) cause Prasetio Utomo & Co. (an affiliated firm of Arthur Andersen) (or any successor thereto) or as mutually agreed between Purchaser and the Majority Shareholders, in each case an independent firm of accountants ("Accountant"), to audit such proforma closing balance sheet and issue an audited proforma closing balance sheet (the "Proforma Closing Balance Sheet") no later than five (5) Business Days prior to the scheduled date of the Initial Closing; and (iii) provide to Accountant all necessary assistance and updating of changes in the circumstances of the Company during that period. The Proforma Closing Balance Sheet (i) shall be prepared in accordance with GAAP, (ii) shall not reflect any revaluation after December 31, 2001 of any fixed asset shown on the Financial Statements,
         (iii) shall fairly present in all material respects the proforma financial position of the Company as of the Closing Balance Sheet Date, and (iv) shall be accompanied by an audit certificate of Accountant to that effect.

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

(c) Based upon the Proforma Closing Balance Sheet, Accountant shall calculate the Working Capital of the Company as of the Closing Balance Sheet Date.

(d) In calculating the Working Capital Accountant shall strictly adhere to the working capital instructions set out in Schedule 4.1 and the Working Capital so calculated shall be the proforma adjusted working capital of the Company (the "Proforma Adjusted Working Capital of the Company").

(e) No later than five (5) Business Days prior to the Initial Closing, a copy of the Proforma Closing Balance Sheet shall be delivered by Accountant to each of Purchaser, the Company and the Selling Shareholders and Accountant shall issue an audit certificate to each of Purchaser, the Company and the Selling Shareholders certifying:


         (i)      the Proforma Adjusted Working Capital of the Company;

         (ii) the extent to which the Proforma Adjusted Working Capital of the Company exceeds or is less than Rupiah 5,000,000,000 (five billion); and

         (iii) whether or not ninety (90) percent or more of the Company's current assets as defined in Section 4B of Schedule 4.1, as at the Closing Balance Sheet Date, are likely to be represented by cash and/or realisable cash equivalents and/or accounts receivable from the KSO Unit.

Section 4.2 Preparation of Final Closing Balance Sheet. Accountant shall, within thirty (30) days after the Initial Closing Date, update and finalize, in accordance with the parameters in Section 4.1 and the working capital instructions in Schedule 4.1, a balance sheet of the Company as of the Closing Balance Sheet Date (the "Final Closing Balance Sheet") and its determination of the Working Capital of the Company strictly in accordance with the working capital instructions in Schedule 4.1 (the "Final Adjusted Working Capital of the Company"). A copy of the Final Closing Balance Sheet shall be delivered by Accountant to each of Purchaser, the Company and

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

the Selling Shareholders and Accountant shall issue a compilation report to each of Purchaser, the Company and the Selling Shareholders certifying:

(a)      the Final Adjusted Working Capital of the Company;

(b) the extent to which the Final Adjusted Working Capital of the Company exceeds or is less than Rupiah 5,000,000,000 (five billion);

(c)      the amount of the Net Working Capital Reimbursement; and

(d) whether or not ninety (90) percent or more of the Company's current assets as defined in Section 4B of Schedule 4.1, as at the Closing Balance Sheet Date, were represented by cash and/or realisable cash equivalents and/or accounts receivable from the KSO Unit.

FCR and Astratel, on behalf of Selling Shareholders, shall use their reasonable efforts to procure the services of one or more persons who are now employees of the Company, on a contract basis as needed, to assist Accountant in the audit of the Final Closing Balance Sheet (the "Contract Consultants"). Purchaser and FCR and Astratel, as necessary, shall cooperate with Accountant in the preparation of the Final Closing Balance Sheet.

Section 4.3 Final Closing Balance Sheet Disputes. If either the Majority Shareholders or Purchaser believes there has been manifest error in preparing the Final Closing Balance Sheet it may, by giving written notification delivered to the other parties hereto not more than fourteen (14) calendar days after receipt of the Final Closing Balance Sheet, dispute the conclusions indicated in the Final Closing Balance Sheet, including the computation of the Final Adjusted Working Capital of the Company. During the 25-calendar day period following the parties' receipt of the Final Closing Balance Sheet, Purchaser's and the Majority Shareholders' representatives shall be entitled to reasonably access, review and discuss with Accountant the work records which Accountant prepared in connection with the preparation of the Proforma Closing Balance Sheet and the Final Closing Balance Sheet. Any notification delivered by Purchaser or the Majority Shareholders pursuant to this Section 4.3 shall specify in reasonable detail the nature of their objection to the conclusions indicated in the Final Closing Balance Sheet or to the computation of the Final Adjusted Working Capital of the Company. If no notice of a dispute has been delivered by either Purchaser or the Majority Shareholders within the 14-day period under this Section 4.3, then the Final Closing Balance Sheet and the calculation of the Final Adjusted Working Capital of the Company shall be final, conclusive and binding on Purchaser and all Selling Shareholders. In the event either Purchaser or the Majority Shareholders timely delivers notice of a dispute in accordance with this Section 4.3, then the Majority Shareholders and Purchaser shall negotiate in good faith to settle such dispute. Any written agreement, between Purchaser and the Majority Shareholders settling such dispute, in full or in part, shall be final, binding and conclusive, as to all matters so agreed, on all the Selling Shareholders and Purchaser, including, for the avoidance of doubt, any Selling Shareholder that is not a party to such agreement.

Section 4.4 Dispute Auditor. In the event that no agreement among Purchaser and the Majority Shareholders is reached which fully settles the dispute raised by them pursuant to Section 4.3 within twenty-five (25) days following written notification of a dispute, then either Purchaser or the Majority Shareholders may submit the items remaining in dispute for resolution to the Indonesian affiliate of an internationally recognized accounting firm in Jakarta (the "Dispute Auditor"), which is independent of Purchaser and each of the Majority Shareholders and which is reasonably acceptable to Purchaser and the Majority Shareholders. All determinations made by the Dispute Auditor shall be final, conclusive and binding on all parties hereto with respect to the calculation of the Final Adjusted Working Capital of the Company; and payments shall be made in respect thereof in accordance with Section 4.6. If a Dispute Auditor is not agreed upon by the Majority Shareholders and Purchaser within thirty (30) days of a request by Purchaser or the Majority Shareholders for agreement on the identity of a Dispute Auditor to whom one or more items are proposed to be submitted for resolution, then Purchaser or the Majority Shareholders may request the Chairman of the Indonesian Accounting Association (Asosiasi Akuntan Indonesia) to select a Dispute Auditor and such selection of a Dispute Auditor shall be final and binding on Purchaser and all Selling Shareholders.

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

Section 4.5 No Stay of Payments in Respect of the Adjusted Working Capital of the Company. The existence of a dispute with respect to the Final Closing Balance Sheet or the Final Adjusted Working Capital of the Company contemplated by Sections 4.3 and 4.4 shall not relieve any party hereto of its obligations to effect any payment as and when required under Section 4.6 provided that on any final determination pursuant to Section 4.3 or 4.4 the parties hereto shall promptly account to each other accordingly.

Section 4.6 Payments in respect of Final Adjusted Working Capital.

(a) If the Final Adjusted Working Capital of the Company is positive, such sum, subject to a cap of Rupiah two hundred and fifty billion (Rp. 250,000,000,000) (the "Net Working Capital Reimbursement") shall be paid in Rupiah (or as instructed by each Selling Shareholder, in any other currency, at such Selling Shareholder's cost in an amount calculated at the spot exchange rate applicable at the date of payment) by Purchaser to the Selling Shareholders in their respective Pro Rata Shares in accordance with Section 4.8.

(b) If the Final Adjusted Working Capital of the Company is negative, then as soon as practicable, but in any event no later than thirty (30) days from the date of each Selling Shareholder's respective receipt of the Final Closing Balance Sheet, each Selling Shareholder shall pay to Purchaser, its Pro Rata Share, of an amount equal to the amount by which the Final Adjusted Working Capital of the Company is negative, in Rupiah by wire transfer in immediately available funds to the bank account previously designated in writing by Purchaser.

Section 4.7 Expenses. Each of Purchaser on the one hand and the Selling Shareholders, in their respective Pro Rata Shares, on the other hand shall be responsible for one half of any fees and expenses charged by Accountant, one half of any fees and

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

expenses charged by the Dispute Auditor and one half of any fees and expenses of the Contract Consultants.

Section 4.8 Funding and Payment of Net Working Capital Reimbursement.

(a) Subject to Section 4.8(b) and the retention of moneys required to prepay and pay any outstanding or owing amounts under or in respect of the IFC Investment Agreement and the Common Terms Agreement in respect of the Existing IFC A and B Loans and any interest payable or accrued through the Initial Closing Date on the Existing IFC C Loan, all cash on hand on the Initial Closing Date and all moneys received by the Company on and after the Initial Closing Date until the date being the later of (i) the date that the Final Closing Balance Sheet is issued by Accountant and (ii) the Share Pledge Release Date (such later date, the "Release Date") (excluding the US Dollar components of the Purchaser Loans), shall be remitted by the Company to the Indonesian Financial Escrow Account on the Initial Closing Date (with respect to the cash on hand) and promptly upon receipt thereof, but in any event within five
         (5) Business Days after receipt thereof (with respect to all monies received on and after the Initial Closing Date). Notification of the Release Date shall be given to the Company and the Indonesian Escrow Agent by Purchaser and the Majority Shareholders jointly.

(b) The Company shall not be required to remit to the Indonesian Financial Escrow Account any moneys as required under Section 4.8(a):

         (i) unless immediately following the Initial Closing it has had or until it has after the Initial Closing Date in its bank accounts at least the sum of Rupiah 5,000,000,000 (five billion) (or its equivalent in any other currency), excluding any payments by the Company of any sort after the Initial Closing Date and then it shall only be required to so remit the excess over such amount; or

         (ii) if during the ninety (90) day period following the Initial Closing it is required to pay liabilities, accrued on or before the Initial Closing Date, exceeding, in aggregate, Rupiah 5,000,000,000 (five billion) (or its equivalent in any other currency) (such amounts in excess of Rupiah 5,000,000,000 (five billion), the "Excess Liabilities") until such time as funds are received to pay the Excess Liabilities.

(c) The Net Working Capital Reimbursement shall be paid by Purchaser as follows:

         (i) The Company shall issue standing instructions to the Indonesian Escrow Agent under the Indonesian Escrow Agreement to remit within three (3) Business Days after the Release Date to the Selling Shareholders in their respective Pro Rata Shares in Rupiah (or in any other currency as instructed by any Selling Shareholder, at its cost, in an amount calculated at the spot exchange rate applicable on the date of such remittance) all moneys in the Indonesian Financial Escrow Account in an amount not exceeding the Net Working Capital Reimbursement as notified to the Indonesian Escrow Agent by Purchaser or the Majority Shareholders, by delivering a true copy of the Accountant's certificate issued pursuant to
                  Section 4.2; and

         (ii) if the amount of the Net Working Capital Reimbursement exceeds the amount in the Indonesian Financial Escrow Account, then Purchaser shall pay the balance of the Net Working Capital Reimbursement directly to the Selling Shareholders in their respective Pro Rata Shares in Rupiah (or in any other currency as instructed by any Selling Shareholder, at its cost, in an amount calculated at the spot exchange rate applicable on the date of such remittance obtained by Purchaser from Citibank N.A., Jakarta Branch or another remitting bank) as follows: (A) if the Release Date occurs prior to the 7th day of the month then on the fifteenth (15th) calendar day of such month; and (B) if the Release Date occurs on or after the 7th day of such month then on the fifteenth
                  (15th) calendar day of the month following the month in which the Release Date occurs, in either case, all moneys received by the Company after the Release Date (subject to Sections 4.8(a) and 4.8(b)) until the Net Working Capital Reimbursement has been paid in full, it being agreed that Purchaser shall pay the Net Working Capital Reimbursement in full by that date which is the earlier of (i) ninety (90) days after the Initial Closing Date, provided that ninety (90) percent or more of the Company's current assets, as at the Closing Balance Sheet Date, were represented by cash and/or realisable cash equivalents and/or accounts receivable from the KSO Unit failing which 180 days after the Initial Closing Date and (ii) the day that the Company is able to provide to Purchaser sufficient funds to pay the Net Working Capital Reimbursement.

(d)      (i)      The Contract Consultants shall be charged by the parties
                  hereto in ensuring that all receivables (including all accounts receivable, interest receivable and security deposits and other refundable deposits) included in the Final Closing
                  Balance Sheet which are not cash, other than receivables from the KSO Unit, are collected within ninety (90) days after the Closing Balance Sheet Date. If prior to the final installment payment of the Net Working
                  Capital Reimbursement, receivables (including all accounts receivable, interest receivable and security deposits and other refundable deposits) included in the Final Closing
                  Balance Sheet, other than receivables from the KSO Unit, are not collected, Purchaser shall be entitled to deduct from the Net Working Capital Reimbursement an amount equal to the non-collected receivables (the "Non-collectible Receivables") and each Selling Shareholder's Pro Rata Share of the Net
                  Working Capital Reimbursement shall be adjusted accordingly.

         (ii) If as a result of the reconciliation made pursuant to Section 4.8(d)(i), there are moneys owing to Purchaser each Selling Shareholder shall pay upon written demand by Purchaser, within thirty (30) days, its Pro Rata Share of any deficiency to a bank account of Purchaser nominated in writing.

         (iii) If there are any Non-collectible Receivables and determined by Accountant, the parties hereto shall discuss in good faith either (A) the assignment of such receivables to the Selling Shareholders, which prior to any assignment will be written down to a zero value in the books of the Company, or (B) a mechanism by which if the Non-collectible Receivables are subsequently paid to the Company, a payment by Purchaser to the Selling Shareholders in their respective Pro Rata Shares of the sum so paid. Any such payment shall be deemed as part of the Net Working Capital Reimbursement. The Majority Shareholders shall have full rights of access to the books and records of the Company for a period of 120 days after the Initial Closing to verify the non-collectibility of the Non-collectible Receivables.

(e)      The moneys of the Company utilised by Purchaser pursuant to this
         Section 4.8 to pay the Net Working Capital Reimbursement shall constitute partial repayment of the Purchaser Loans to the extent of such payment.

(f) The parties hereto acknowledge and agree that the current management of the Company may prepare and submit bank transfer instructions to be executed on the Initial Closing Date, to give effect to the transfer contemplated in Section 4.8(a).

Section 4.9 Interest.

(a) Any Rupiah payment required to be made by a party to another party under Sections 4.8(c)(ii) and 4.8(d)(ii) and not paid as required by its due date, shall bear interest from such due date to the date of actual payment at an interest rate of SBI Rate plus 4.5% per annum.

(b) Any US Dollar payment required to be made by any party to any other party under this Agreement after the Initial Closing and prior to or on 31 December 2004, and not paid as required by its due date, shall bear interest from such due date to the date of actual payment at an interest rate of LIBOR plus 4.5% per annum.

(c) After 31 December 2004 any US Dollar payment required to be made by any party to any other party under this Agreement, and not paid as required by its due date, shall bear interest from such due date to the date of actual payment at an interest rate of twelve (12) percent per annum compounded quarterly.

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

                                   ARTICLE 5.
                        REPRESENTATIONS AND WARRANTIES OF
                            THE SELLING SHAREHOLDERS

Except as specifically and fairly set forth in the Disclosure Schedule (including any formal amendments thereto) prepared and signed by each of the Selling Shareholders and annexed hereto, each Selling Shareholder (save as provided in the penultimate paragraph of this Article 5), severally, represents and warrants to Purchaser as of the date of this Agreement that those matters set out in Sections 5.1, 5.2, 5.3, 5.5 and 5.6 with respect to itself are true and correct, and on the date that the Disclosure Schedule is delivered to Purchaser by the Company pursuant to Section 8.2B(j) and again as of the Initial Closing Date that all of the following statements applicable with respect to itself contained in this Article 5 are true and correct:

Section 5.1 Legal Power; Organization. Such Selling Shareholder is a legal entity, duly organized and validly existing under the laws of its jurisdiction of organization (or, in the case of IFC, established under its Articles of Agreement and existing) and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Section 5.2 Authorization. Such Selling Shareholder has taken all necessary corporate or other action to authorize the execution and delivery of this Agreement and the consummation by such Selling Shareholder of the Transactions, except for the approval of the board of directors of each of FCR and Marubeni. As of the date evidence of each such board of director approval (or a certificate stating that it has been obtained) is furnished to the Purchaser and on the Initial Closing Date, each of FCR and Marubeni represents and warrants that the approval of its board of directors has been obtained and remains in full force and effect.

Section 5.3 Binding Agreement. This Agreement has been duly executed and delivered by such Selling Shareholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, the Company and each other Selling Shareholder, this Agreement constitutes a legal, valid and binding obligation of such Selling Shareholder,

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

and, except with respect to IFC having regard to its immunities, enforceable against it in accordance with its terms.

Section 5.4 Selling Shareholders' Consents and Approvals: No Conflicts Violations or Defaults. Except for such Consents as are set forth in Schedule 5.4, neither the execution and delivery of this Agreement by such Selling Shareholder, nor the consummation by such Selling Shareholder of the Transactions, will:

(i) conflict with or result in any breach of any provision of the organizational documents of such Selling Shareholder;

(ii)     require any Consent of any Governmental Entity or other Person;

(iii) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, commitment, obligation, understanding, undertaking, arrangement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder or any of the properties or assets of such Selling Shareholder is bound;

(iv) violate any binding order, writ, injunction applicable to such Selling Shareholder or any of the properties or assets of such Selling Shareholder; or

(v) violate any decree, statute, rule or regulation applicable to such Selling Shareholder or any of the properties or assets of such Selling Shareholder,

excluding from the foregoing clauses (ii), (iii) and (v) such violations, breaches or defaults which would not, individually or in the aggregate, have an adverse effect on such Selling Shareholder's ability to perform its obligations under this Agreement, its ability to consummate the purchase and sale of its Selling

Shareholder's Sale Shares and to transfer title to its Selling Shareholder's Sale Shares or the enforceability against such Selling Shareholder or the validity of this Agreement.

As of the Initial Closing Date, such Selling Shareholder represents and warrants that each Consent of any Governmental Entity or other Person required in order for such Selling Shareholder to consummate the Transactions including the Consents with respect to such Selling Shareholder set forth in Schedule 5.4 has been obtained and remains in full force and effect.

Section 5.5 Legal Proceedings. Except as disclosed in Schedule 5.5 of the Disclosure Schedule and other than any Proceedings which may be initiated by Purchaser or are primarily caused as a result of the actions of Purchaser, there are no Proceedings pending or Threatened involving or affecting such Selling Shareholder which question or challenge the validity of this Agreement or any action taken or to be taken by such Selling Shareholder pursuant to this Agreement or in connection with the Transactions or which may result in the issuance of a judgment, order or decree prohibiting or making illegal the consummation of the Transactions by such Selling Shareholder and, to the Knowledge of such Selling Shareholder, there is no valid basis for any such Proceeding. Such Selling Shareholder is not subject to any judgment, order or decree prohibiting or making illegal the consummation of the Transactions.

Section 5.6 Share Ownership. Such Selling Shareholder is the legal owner of, and has legal title to, the Sale Shares of such Selling Shareholder set out against its name in Schedule 2.1. Neither such Selling Shareholder nor any of its Subsidiaries owns any other securities issued by, or other obligations of, the Company. The Sale Shares of such Selling Shareholder are now, and will, subject to the Transactions, be at all times between the date hereof and the Subsequent Closing owned by such Selling Shareholder and held by such Selling Shareholder, or by a custodian for the sole and exclusive benefit of such Selling Shareholder, subject to the Share Pledges, free and clear of all Encumbrances whatsoever except as disclosed in Schedule 5.6 of the Disclosure Schedule.

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

Section 5.7 Legal Title Conveyed. As of each Closing, such Selling Shareholder has conveyed to Purchaser good and valid title to the relevant Sale Shares of such Selling Shareholder to be transferred on a Closing, free and clear of all Encumbrances and all other limitations and restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Sale Shares), provided that on the Initial Closing the Selling Shareholders' Sale Shares to be transferred to Purchaser shall be subject to the Share Pledges and good and valid title shall only be transferred upon the later of the Share Pledge Release Date and the date that the Net Working Capital Reimbursement is fully paid by Purchaser to the Selling Shareholders.

Section 5.8 Organization; Qualification of Company. The Company is a limited liability company duly organized and validly existing under the laws of the Republic of Indonesia, with full corporate power and authority to carry on its business as it is now being conducted and to own or use the properties and assets it now purports to own and use.

Section 5.9 Company's Consents and Approvals; No Conflicts, Violations or Defaults. Except for such Consents as are set forth in Schedule 5.9, neither the execution and delivery of this Agreement by the Selling Shareholders nor the consummation by the Selling Shareholders of the Transactions will:

(a) conflict with or result in any breach of any provision of the organizational documents of the Company;

(b) require that the Company obtain any Consent of any Governmental Entity or other Person;

(c) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, commitment, obligation, understanding, undertaking, arrangement or instrument to which the Company is a party or by which the Company or any of the properties or assets is bound;

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         (any Consents referred to in the clauses (b) and (c) being referred to herein as the "Required Company Consents");

(d) violate any binding order, writ, injunction, applicable to the Company or any of the properties or assets of the Company; or

(e) violate any decree, statute, rule or regulation applicable to the Company or any of the properties or assets of the Company;

excluding from the foregoing clauses (c) and (e) such violations, breaches, defaults or impositions which would not, individually or in the aggregate, have an adverse effect on the prospects, consolidated financial condition, business or results of operations of the Company.

As of the Initial Closing Date, such Selling Shareholder represents and warrants that all Required Company Consents (including the Consents set forth in Schedule 5.9) have been obtained and remain in full force and effect.

Section 5.10 KSO Unit. There have been and are no other businesses conducted by the Company other than the business contemplated or permitted under the KSO Agreement.

Section 5.11 Capitalization. The authorized capital stock of the Company consists of eleven million four hundred forty six thousand (11,446,000) Class A shares and three hundred fifty four thousand (354,000) Class B shares or in total eleven million eight hundred thousand (11,800,000) Shares all of which are issued and paid-up as of the date hereof. The Sale Shares of each Selling Shareholder are duly authorized, validly issued, fully paid-up and non-assessable, and not issued in violation of any pre-emptive rights, and

(a)      there is no Voting Debt of the Company issued and outstanding;

(b) except as set forth above, there are no shares of capital stock of the Company authorized, issued or paid-up;

(c) except for the Transactions, there are no existing options, warrants, calls, pre-emptive

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         rights, subscriptions or other rights, agreements, contracts, undertakings, understandings, obligations, arrangements or commitments of any character, relating to the issued or capital stock of the Company, obligating the Company or such Selling Shareholder to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or debt interest in, the Company or securities convertible into or exchangeable for such shares, equity interests, options, warrants, calls, subscriptions or other rights or Voting Debt, or obligating the Company or such Selling Shareholder to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, contract, undertaking, understanding, obligation, arrangement or commitment; and

(d) there are no outstanding contractual obligations of the Company or of such Selling Shareholder to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or for the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

Except as set out in Schedule 5.11 of the Disclosure Schedule, there are no voting trust agreements or understandings to which such Selling Shareholder or the Company is a party with respect to the voting of the capital stock of the Company.

Section 5.12 Financial Statements. True and complete copies of the Financial Statements, together with the related auditor's reports, are included in the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company, fully comply with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and correct and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein.

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The Management Reports for any period or drawn up as at any date since the
Balance Sheet Date and for any subsequent month (the "Relevant Management Reports Date") have been properly prepared in accordance with accounting policies consistent with those used in preparing the Financial Statements. The Management Reports fairly present the state of affairs and business of the Company as at the Relevant Management Reports Date and the profits or losses for the period concerned.

Section 5.13 Books and Records. The books of account are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls and the minute books of (i) the shareholders of the Company, (ii) the Board of Directors of the Company, and (iii) the Board of Commissioners of the Company and share register of the Company are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders of the Company, the Board of Directors of the Company and Board of Commissioners of the Company, and no meeting of any of such shareholders. Board of Directors or Board of Commissioners has been held at which material decisions were made for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and share register of the Company have heretofore been made available to Purchaser except to the extent that such minute books contain confidential or sensitive information relating to Purchaser and the KSO Agreement.

Section 5.14 No Undisclosed Liabilities.

Since the Balance Sheet Date, the Company has incurred no liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise except:

(a)      as disclosed in the Financial Statements; and

(b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice.

The reserves reflected in the Financial Statements are in accordance with GAAP and applicable law and have been calculated in a consistent manner in accordance with GAAP.

Section 5.15 Accounts Receivable. Excluding account receivables of the Company received from the KSO

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Unit for the purpose of this Section 5.15, all accounts receivable of the
Company, whether reflected in the Balance Sheet or otherwise, represent sales and payment for services actually made in the ordinary course of business.

Section 5.16 Disputed Accounts Payable. To the Knowledge of such Selling Shareholder there are no unpaid invoices or bills representing amounts alleged to be owed by the Company or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refused to pay.

Section 5.17 Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course and consistent with past practice, and the Company has not (except for the Permitted Preparatory Action and otherwise as expressly permitted elsewhere herein):

(a) suffered any material adverse change in its Working Capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

(b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds US$500,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or in the ordinary course of business and consistent with past practice

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         since the Balance Sheet Date;

(d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance of any kind, except for liens for current taxes not yet due;

(e) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

(f) cancelled any debts or waived any claims or rights of substantial value other than pursuant to this Agreement;

(g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h) except as otherwise disclosed in Schedule 5.17(h) of the Disclosure Schedule, made any single capital expenditure or commitment in excess of US$500,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of US$2,000,000 for additions to property, plant, equipment or intangible capital assets;

(i) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(j)      made any change in any method of accounting or accounting practice;

(k) except as otherwise disclosed in Schedule 5.17(k) of the Disclosure Schedule or as provided in Section 7.5, paid, loaned or

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         advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its commissioners or directors or any Person Controlled by any of its commissioners or directors except for commissioners' fees and compensation to directors, in each case at rates not exceeding 130% of such fees and compensation paid during the year ended 31 December 2001;

(l) made any loan to or entered into any transaction with any Selling Shareholder or any Person related thereto except as disclosed in
         Schedule 5.17(1) of the Disclosure Schedule or as otherwise contemplated specifically by this Agreement; or

(m) agreed, whether in writing or otherwise, to take any action described in this Section 5.17 other than pursuant to this Agreement.

Section 5.18 Insurance.

(a) The Company maintains all policies of fire, liability, workmen's compensation and other forms of insurance as required under the Existing IFC Loans.

(b)      in respect of such insurances:

         (i)      all premiums have been duly paid to date;

         (ii) all the policies are in full force and effect and to the Knowledge of such Selling Shareholder, there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

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         (iii)    no claims, exceeding in aggregate an amount of US$20,000, are outstanding; and

         (iv) the Company has not waived any rights of a material value under any insurance policy.

Section 5.19 Title to Properties; Encumbrances.

(a) The Company has good and valid title to (i) all the properties and assets reflected in the Balance Sheet or books of account (other than Real Property) and (ii) all personal properties and assets purchased by the Company since the Balance Sheet Date which personal properties and assets (other than inventory and short term investments) are listed in the Disclosure Schedule and (iii) all Real Property listed in Schedule
         5.20 to the Disclosure Schedule other than Real Property referred to in paragraph (b). The rights, properties and other assets presently owned, leased or licensed by the Company and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as such businesses have been conducted prior to the date hereof;

(b) In respect of the Real Property set out in Schedule 5.19(b) of the Disclosure Schedule, the Company has fully paid for all such property, and save as otherwise disclosed in Schedule 5.19(b) of the Disclosure
         Schedule: (i) has entered into duly executed and authorized sale and purchase agreements and deeds of relinquishment (akta pelepasan hak) and/or land transfer deeds (akta penyerahan dan penggunaan hak atas tanah) and/or other land transfer or compensation documents that form the basis for applications for land title under the practices of the relevant land office; and (ii) has received from the relevant vendors, transferors or occupants of the land (or their authorized representatives) powers of attorney and spousal consents or comparable authorizations and the relevant land certificates or other relevant document in the name of the last individual owner in respect of such property and there are no grounds or circumstances whereby the Company will be refused the grant of title to such property or on which the Company may not be registered as the owner of such

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         property;

(c) each Real Property has the benefit, whether, legally or by custom or by usage, of rights of access over property adjoining the Real Property;

(d) no Real Property nor any of its title deeds (as the case may require) is subject to any Encumbrance, nor subject to any power of attorney to sell or to establish a hypotec/hak tanggungan nor is any Real Property the subject of any court attachment;

(e) except as disclosed in Schedule 5.19(b) to the Disclosure Schedule (section F), there is no person in possession or occupation of, or who has or claims any right or interest of any kind in, any Real Property adversely to the interest of the Company;

(f) the Company has duly performed or observed any obligation, condition, restriction, agreement or legal requirement affecting each Real Property, its occupation of such Real Property or the existing use thereof provided that, to the extent of any non-compliance, this will not have a material adverse affect on the business or operations of the Company;

(g) no Real Property is subject to any outgoing other than any normal rate of tax or rent or other sum payable under any lease under which it is held by the Company or other payments made for utilities provided to the Real Property;

(h) except as disclosed in Schedule 5.19(b) to the Disclosure Schedule (section F) there is no outstanding dispute affecting any Real Property and to the Knowledge of such Selling Shareholder none has been threatened;

(i) to the Knowledge of such Selling Shareholder, there is no resolution or proposal for compulsory acquisition of any

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         Real Property by any applicable governmental, local or other authority or body.

Section 5.20 Real Property. Schedule 5.20 of the Disclosure Schedule sets forth a complete list and the location of all Real Property. True and complete copies of (i) all sale and purchase deeds, binding commitments to acquire land and/or buildings, and powers of attorney to sell relating to the Real Property and (ii) all documents evidencing all Encumbrances upon the Real Property have heretofore been made available to Purchaser. The Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

Section 5.21 Leases. Schedule 5.21 of the Disclosure Schedule contains an accurate and complete list of the Leases. A true and complete copy of each Lease has heretofore been made available to Purchaser.

Section 5.22 Plant and Equipment. All network installation constructed by the Company have been constructed in compliance with Purchaser's specifications.

Section 5.23 Contracts and Commitments.

(a) Schedule 5.23(a) of the Disclosure Schedule contains a complete and accurate list of all agreements, contracts and commitments of any kind, including all indentures, loans, mortgages, notes, installment obligations (including finance leases), consulting agreements, services agreements, agreements for the sale of goods or provision of services under which the Company or such other third party would be liable for at least US$10,000 in payments for a single contract or commitment ("Contracts").

(b) Each of the Contracts is a valid, binding and enforceable obligation of the parties thereto. The Company is not in default under or in violation of, nor has any event occurred that with the giving of notice or lapse of time or both would constitute a default or event of default under, nor is there any valid basis for any claim of default under or violation of, any Contract. Such Selling Shareholder has no Knowledge of any such default, violation or event on the part of any other party to a Contract.

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(c)      To the Knowledge of such Selling Shareholder, the Company has no outstanding (i) agreement to acquire any debt obligations of others or
         (ii) power of attorney or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, corporation, partnership, joint venture, association, organization or other entity.

(d) The Company has no other employees or other workers other than those numbers of employees and other workers listed in Schedule 7.5(a).

Section 5.24 Suppliers. To the Knowledge of such Selling Shareholder, since January 1, 2002, no material supplier of the Company has cancelled or otherwise modified its commercial relationship with the Company and, to the Knowledge of such Selling Shareholder, no such Person has any intention to do so.

Section 5.25 Labor; Employee Benefit Plans.

(a) To the Knowledge of such Selling Shareholder, the Company is, and has at all times been in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(b) The Company has no commitments or formal plans, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or former employee of the Company.

(c) Except for routine claims for benefits, and any claims that may arise from the termination of employees of the Company pursuant to Section 7.5(a) (for which it is agreed the Company remains responsible

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

         under Section 7.5), there are no pending, or to the Knowledge of such Selling Shareholder, threatened in writing or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan.

Section 5.26 Legal Proceedings Against the Company. There are no Proceedings pending or threatened in writing or, to the Knowledge of such Selling Shareholder, anticipated against, involving or affecting the Company which could be reasonably expected to have a material adverse effect on the financial position, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, results of operations or prospects of the Company or which may result in the issuance of a judgment, order or decree prohibiting or making illegal the consummation of the Transactions. The Company is not subject to any judgment, order or decree prohibiting or making illegal or otherwise affecting the consummation of the Transactions.

Section 5.27 Compliance with Laws. The Company has complied in a timely manner and in all material respects with all laws, rules, decrees and regulations, and in all respects with any judgments and orders of all Governmental Entities that affect the business, properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or threatened in writing or, to the Knowledge of such Selling Shareholder, anticipated against the Company alleging any violation of any of the foregoing.

Section 5.28 Insider Interests, Debt and Guarantees.

(a) None of the Company's directors, commissioners, senior management, auditors, or shareholders, or any of its shareholders' Affiliates, or any entity in which any such person or entity has a significant economic or financial interest, (each a "Related Person") has any interest in any material contracts (except any employment contracts, Plans and labor agreements, between the Company and its directors, officers or senior management, in each case entered into the ordinary course of business), property, real or personal, tangible or intangible, including any Intellectual

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         Property, used in or pertaining to the business of the Company or its assets;

(b) the Company has no outstanding indebtedness to any Related Person and no Related Person has outstanding any indebtedness to the Company other than indebtedness arising in the ordinary course of business and consistent with past practice;

(c) the Company has not entered into any guarantees. keep-wells or financial support arrangements or other accommodations to any third party with respect to indebtedness of any Related Person or of any of its affiliates; and

(d) Except as disclosed in Schedule 5.28(d) of the Disclosure Schedule, the Company does not (i) have any Subsidiaries, (ii) own, directly or indirectly, any capital stock or other securities, or any Voting Debt, of any corporation or (iii) have any other direct or indirect equity or ownership interest in any business, partnership, joint venture, association, organization or other entity (other than the KSO Unit pursuant to the KSO Agreement).

The Company is not a party to any other agreement, arrangement or understanding (whether oral or otherwise), with any Related Person and all contracts between the Company and any of the Selling Shareholders are listed in the Disclosure Schedule.

Section 5.29 Tax Matters. The Company has duly filed all Tax Returns that are required to be filed and has duly paid or caused to be duly paid in full or made provision in accordance with GAAP in the Financial Statements (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby and:

(a) There are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due;

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(b)      The Company has not made any change in accounting methods, received a ruling from any taxing authority (other than tax clearance certificates (surat ketetapan pajak)) or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year;

(c) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws;

(d) There are no unresolved questions or claims concerning Tax liability of the Company;

(e) Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Purchaser true, correct and complete copies of all Tax Returns of the Company;

(f) The net operating loss and credit carryovers, if any, available to the Company, and their expiration dates, is set forth in the Balance Sheet; and

(g) the Company has properly charged VAT on goods and services delivered, properly assessed VAT on charges for services from offshore and has claimed credit only for valid input VAT charged by suppliers.

Section 5.30 Intellectual Property. To the Knowledge of such Selling Shareholder, the Company owns, or otherwise possesses licenses for all Intellectual Property currently used in or necessary for the conduct of the business of the Company, and the consummation of the Transactions will not alter or impair such right or ability in any respect. To the Knowledge of such Selling Shareholder, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to any Intellectual Property used in the business of the Company. To the Knowledge of such Selling Shareholder, the conduct of the business of the Company and the use by the Company of such Intellectual Property does not infringe any Intellectual

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Property rights or any other proprietary right of any Person, and the Company has not received any written notice from any other Person pertaining to or challenging the right of the Company to use any of the Intellectual Property currently used in its business as it is now conducted. The Company has not made any claim of a violation or infringement by any other Person of its rights to or in connection with the Intellectual Property currently used in its business as it is now conducted which is still pending.

Section 5.31 Bank Accounts. Schedule 5.31 of the Disclosure Schedule sets forth the names and locations of all banks, and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 5.32 Brokers or Finders. Such Selling Shareholder has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions although the Company has entered into an agreement with JP Morgan Chase, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm.

Section 5.33 Environmental.

(a) The Company has complied in all material respects with Environmental Laws and has obtained all permits, licences and other authorisations required under such Environmental Laws.

(b) There is no civil, criminal, regulatory or administrative action, claim or other proceeding or suit pending or threatened in writing against the Company arising from or relating to a breach of the Environmental Laws nor have such Selling Shareholder or the Company received written notice of any complaint, claim, dispute, investigation or other action against the Company arising from or relating to any such matters;

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(c)      none of the activities of the Company results in any environmental damage to any third party nor has such Selling Shareholder or the Company received from any third party written notice of any complaint, claim, dispute or other action against the Company arising from or relating to any environmental damage.

Section 5.34 Full Disclosure. No statement contained in any document (including Financial Statements and the Disclosure Schedule), certificate or other writing furnished or to be furnished by the Selling Shareholders or the Company to Purchaser pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such statements in light of the circumstances under which such statements were made not misleading.

Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, unless such exception is fully, fairly and reasonably disclosed in which case it shall relate to all relevant Sections of Article 5.

The Selling Shareholders undertake to deliver the Disclosure Schedule to Purchaser within fifteen (15) calendar days of the date of this Agreement. The Purchaser undertakes to notify each of the Selling Shareholders within fourteen
(14) calendar days of receipt of the Disclosure Schedule or any amendment thereto whether the Purchaser accepts or rejects such Disclosure Schedule or amendment thereto.

For the purposes of this Article 5, the only representations and warranties given by IFC and NMP are Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.32.

The representations and warranties of each Selling Shareholder in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6,

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5.7, 5.32 and 5.34 (solely in respect of certificates furnished on the relevant date) shall be repeated on the Interim Closing and on the Subsequent Closing.

                                    ARTICLE 6
                        REPRESENTATIONS AND WARRANTIES OF
                                   PURCHASER

Purchaser represents and warrants to each Selling Shareholder that as of the date of this Agreement and on the Initial Closing Date all of the following statements contained in this Article 6 are true and correct:

Section 6.1 Organization. Purchaser is a limited liability public state-owned company duly organized and validly existing under the laws of the Republic of Indonesia and has all requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.

Section 6.2 Authorization; Validity of Agreement. Purchaser has taken all corporate action necessary to execute and deliver this Agreement and for the consummation by Purchaser of the Transactions except for the approval of the General Meeting of Shareholders and board of commissioners of Purchaser. As of the Initial Closing Date only, Purchaser represents and warrants that the approval of the General Meeting of Shareholders and board of commissioners of Purchaser for the consummation by Purchaser of the Transactions has been obtained and remains in full force and effect.

Section 6.3 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by each of the Selling Shareholders, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 6.4 Consents and Approvals; No Conflicts, Violations or Defaults. Except for such Consents as are set forth in Schedule 6.4, neither the execution or delivery of this Agreement by Purchaser nor the consummation by Purchaser of the Transactions will:

(a) conflict with or result in any breach of any provision of Purchaser's organizational documents;

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(b)      require any Consent of any Governmental Entity or any other Person;

(c) require any Consent under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, license, contract, commitment, obligation, understanding, undertaking, arrangement or instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound;

(d) violate any binding order, writ or injunction, applicable to Purchaser or any of its properties or assets; or

(e) violate any decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets,

excluding from the foregoing clauses (c) and (e) such violations, breaches or defaults which would not, individually or in the aggregate, have an adverse effect on Purchaser's ability to perform its obligations under this Agreement, its ability to consummate the purchase and sale of the Sale Shares and to accept title to the Sale Shares, make the Purchaser Loans or the enforceability against Purchaser or the validity of this Agreement.

As of the Initial Closing Date, Purchaser represents and warrants that each Consent of any Governmental Entity and any other Person required in order for Purchaser to consummate the Transactions (including, without limitation, the Consents set forth in Schedule 6.4) have been obtained and remain in full force and effect.

Section 6.5 Legal Proceedings. Other than any Proceedings which may be initiated by the Selling Shareholders or are primarily caused as a result of the actions of the Selling Shareholders, there are no Proceedings pending or threatened or, to the actual knowledge of Purchaser, anticipated against, involving or affecting Purchaser which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in

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connection with the Transactions or which may result in the issuance of any judgment, order or decree prohibiting or making illegal the consummation by Purchaser of the Transactions. Purchaser is not subject to any judgment, order or decree prohibiting or making illegal the consummation by Purchaser of the Transactions or which might have a material adverse effect upon the financial condition or business of Purchaser or the financial condition or business of any of the Subsidiaries of Purchaser or upon the ability of Purchaser to perform or comply with any of the obligations expressed to be assumed by it under any of this Agreement or any Security Agreements to which it is a party.

Section 6.6 Brokers or Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except Salomon Smith Barney, whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firm.

Section 6.7 No Bankruptcy Action. Purchaser has not taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the actual knowledge of Purchaser, threatened against it for its bankruptcy, liquidation, winding-up, dissolution, administration, judicial management, the suspension of its debts, composition with its creditors, or reorganisation or for the appointment of a curator, liquidator or receiver or similar officer of Purchaser or of a substantial portion of its assets or revenues.

Section 6.8 No Distress or Execution Against Purchaser. No distress, execution or other process is being levied or enforced upon or sued or, to the actual knowledge of Purchaser, threatened against the whole or a substantial part of the business, undertaking or assets of Purchaser which might have a material adverse effect upon its financial condition or business or upon its ability to perform or comply with any of the obligations expressed to be assumed by it under any of this Agreement or the Security Agreements to which it is a party, the Purchaser Loan Agreement or the Notes.

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Section 6.9 Default. Except as disclosed in Schedule 6.9, Purchaser is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on its business or financial condition or upon its ability to perform or comply with any of the obligations expressed to be assumed by it under the Notes, this Agreement, the Purchaser Loan Agreement or any of the Security Agreements to which it is a party.

Section 6.10 Full Disclosure. No statement contained in any document, certificate or other writing furnished or to be furnished by the Purchaser to any of the Selling Shareholders pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such statements in light of the circumstances under which such statements were made, not misleading.

The representations and warranties of Purchaser in the Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, and 6.10 shall be repeated on the Interim Closing and on the Subsequent Closing.

                                   ARTICLE 7
                                   COVENANTS

Section 7.1 Interim Operations of the Company. Each Selling Shareholder (other than IFC and NMP) shall use its reasonable efforts to cause the Company, from the date hereof to the Initial Closing Date, except (i) as expressly provided in this Agreement, (ii) as are Permitted Preparatory Actions or (iii) as may be mutually agreed by Purchaser and the Selling Shareholders:

(a) to conduct its business in the ordinary course and in accordance with all material applicable laws and regulations;

         (i)      so as to keep available the services of its current directors;
                  and

         (ii) so as to maintain relations with suppliers, creditors, business

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                  partners and others having business dealings with it so that the goodwill and ongoing business of the Company shall be unimpaired at the Initial Closing Date; and other than in each case with a view to winding down its operations in accordance with the Permitted Preparatory Actions;

(b)      not to:

         (i)      amend its organizational documents;

         (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt;

         (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock;

         (iv) split, combine or reclassify any shares of any class or series of its capital stock;

         (v) redeem, purchase or otherwise acquire, directly or indirectly, any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; or

         (vi) make any loan to or enter into any transaction with any Selling Shareholder or Person related thereto except as contemplated specifically by this Agreement.

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(c)      not to organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(d) not to modify, amend or terminate any of its Material Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and with a view to winding down its operations in accordance with the Permitted Preparatory Actions;

(e)      not to:

         (i) incur or assume any indebtedness except in the ordinary course of business;

         (ii) subject to Section 7.9, pay, repay, discharge, purchase, repurchase or satisfy any indebtedness issued or guaranteed by the Company, except as required by the terms thereof;

         (iii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; or

         (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(f) not to sell, lease, license, hypothecate, mortgage, pledge, transfer or otherwise encumber or dispose of any assets or property, individually or in the aggregate, material to its business, other than in the ordinary course of business and with a view to winding down its operations in accordance with the Permitted Preparatory Actions;

(g) except as contemplated by Section 7.5 hereof, not to make any change in the compensation payable or to become payable to any of its directors, commissioners,

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         employees, agents or consultants or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its directors, commissioners, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise other than in each case with a view to winding down its operations in accordance with the Permitted Preparatory Actions;

(h)      except as contemplated by Section 7.5 hereof, not to:

         (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any director, commissioner or employee, except to the extent it is unconditionally obligated to do so on the date hereof (except in respect of a change of law) and other than in each case with a view to winding down its operations in accordance with the Permitted Preparatory Actions;

         (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, employee, agent or consultant, whether past or present, except to the extent the Company is unconditionally obligated to do so on the date hereof (except in respect of a change of law) and other than in

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                  each case with a view to winding down its operations in
                  accordance with the Permitted Preparatory Actions; or

         (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(i) not to enter into any agreement, contract or transaction or make any payment under any agreement, contract or transaction entered into on other than an arm's length basis, and other than in the ordinary course of business and consistent with past practice or in accordance with the Permitted Preparatory Actions;

(j) other than in each case with a view to winding down its operations in accordance with the Permitted Preparatory Actions not to pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of:

         (i) claims, liabilities or obligations in the ordinary course of business and consistent with past practice; or

         (ii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements to the extent so reflected or reserved against; or

         (iii)    payments in respect of the Existing IFC Loans;

(k)      not to:

         (i) change any of the accounting methods used by it unless required by GAAP; or

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         (ii)     make any election relating to Taxes, change any election
                  relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(l) not to enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing; and

(m) to cause the delivery to Purchaser at the Initial Closing of letter(s) evidencing the resignation and removal of each of the members of the Board of Commissioners and Board of Directors of the Company nominated by such Selling Shareholder without claims for compensation.

PROVIDED that each of IFC and NMP agrees for the benefit of Purchaser that it shall not vote in favour of any resolution which may be tabled which would, if passed, cause any of the above covenants to be contravened.

Section  7.2 Access; Confidentiality.

(a) From the date hereof until the Initial Closing, the Selling Shareholders (other than IFC and NMP) will use their respective reasonable efforts to cause the Company to:

         (i) afford Purchaser and its authorized representatives reasonable access during business hours to all books and records (except to the extent sensitive information is contained therein regarding Purchaser and/or the KSO Agreement), offices and other facilities of the Company and real property owned, leased or used

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                  by the Company and to personnel and suppliers of the Company;

         (ii) permit Purchaser to make such reasonable inspections during business hours (including making such investigations and assessments, as Purchaser deems reasonably necessary or appropriate in its sole and absolute discretion), of the environmental condition of such properties or the business conducted there and to make copies of such books and records as it may reasonably require (except to the extent sensitive information is contained therein regarding Purchaser and/or the KSO Agreement); and

         (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request.

Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company.

In addition, in the event that Purchaser identifies matters in the course of its due diligence which Purchaser determines, in its sole discretion, are not satisfactory, Purchaser shall use its reasonable efforts to provide the Selling Shareholders with a reasonable opportunity to address Purchaser's concerns.

The Company and each of the Selling Shareholders shall continue to afford Purchaser and its authorized representative, such reasonable access during business hours, and to permit Purchaser to make such inspections and copies as Purchaser may reasonably request (except to the extent sensitive information is contained therein regarding Purchaser and/or the KSO Agreement) to enable it to satisfactorily address its concerns.

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(b)      The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Initial Closing, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service in order to enforce any Purchaser's rights arising in connection with the termination of this Agreement pursuant to Article 9. The information contained in this Agreement or delivered to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Confidential Information (as defined and subject to the exceptions contained therein) until the Initial Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. All obligations of Purchaser under the Confidentiality Agreement shall terminate simultaneously with the Initial Closing.

From the date hereof and at all times thereafter except as otherwise provided herein, each of the Selling Shareholders and Purchaser shall, and, other than IFC and NMP, shall cause the Company and its consultants, advisors and representatives to, treat (unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of the disclosing party, by other requirements of law) the terms of this Agreement and the Transactions and all nonpublic, confidential or proprietary information concerning the Company as strictly confidential. The Selling Shareholders shall not use (at all times), and other than IFC and NMP, shall cause the Company (from the date hereof to the Initial Closing Date) and its consultants, advisors and representatives to refrain from using, such information to the detriment of the Company or Purchaser.

Section 7.3 Efforts and Actions to Cause each Closing to Occur.

(a) Prior to each Closing, each Selling Shareholder, the Company and Purchaser shall use its respective reasonable efforts in respect of the Initial Closing and its best efforts in respect of the Interim Closing and the Subsequent Closing to take, or cause to

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

         be taken, all actions, and to do, or cause to be done and to cooperate with each other in order to do, all things necessary, proper or advisable (in view of applicable laws and regulations) to consummate each Closing and the relevant Transactions upon the terms and subject to the conditions of, as applicable, this Agreement, the Security Agreements, the Purchaser Loan Agreement and the Notes (including the preparation and filing of all forms, registrations and notices required to be filed to consummate such Closing and the relevant Transactions and the taking of such actions as are necessary to obtain any requisite Consents of any Governmental Entity or any other Person).

         In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in the failure to obtain, any Consent from any Governmental Entity or other Person required to be obtained prior to a Closing, provided that this restriction shall not apply to the date chosen by a party for such General Meeting of Shareholders of that party. Nothing in this Agreement shall require a party to hold its General Meeting of Shareholders on or by any particular date.

(b) Prior to each Closing, each party hereto shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide, upon request, the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto receives a request for additional information or documentary material from any such

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         Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits are required as a result of the execution of this Agreement or consummation of any of the Transactions, each Selling Shareholder, with respect to permits applicable to it, and the Company shall use its respective best efforts to effect such transfers, amendments or modifications.

(c) Nothing in this Section 7.3 shall require any party to waive, or otherwise exercise in a particular manner any discretion it may have under, any condition to Closing.

(d) The parties hereto shall (i) procure upon payment and repayment by the Company of all amounts payable under the IFC Investment Agreement and the Common Terms Agreement with respect to the Existing IFC Loans, in accordance with their respective terms, the immediate release of the Share Pledges by PT BNP Bank Lippo Indonesia, as security agent, and
         (ii) immediately provide such other consents, notifications and filings as are required to consummate the relevant Transactions contemplated by this Agreement to be consummated on or around that time.

(e) The Selling Shareholders shall vote in favor of all resolutions of the Company and any other Person which are necessary to consummate the Transactions contemplated.

Section 7.4 Notification of Certain Matters.

(a) Each of the Selling Shareholders shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or

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         non-occurrence would be likely to cause either (A) (x) any representation or warranty on its part contained in this Agreement or in any certificate delivered by it in connection with the Initial Closing to be untrue or incorrect in any respect at any time from the date the relevant representation and warranty is first given until the Initial Closing Date and (y) any representation or warranty on its part in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.7 and 5.32 to the extent required by this Agreement to be true and correct in material respects at the date of the relevant Closing, or in connection with any certificate delivered by it in connection any other Closing to be untrue or incorrect in any material aspect from the Initial Closing Date to the relevant subsequent Closing Date or (B) any condition to be performed by or otherwise relating to such Selling Shareholder set forth in Article 8 to be unsatisfied in any respect at any time from the date hereof to any Closing Date and (ii) any material failure of such Selling Shareholder, the Company or any director, commissioner, employee or agent of such Selling Shareholder or of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that

         (i) the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall any delivery of any notice be deemed to affect any representation and warranty or the Disclosure Schedule hereunder unless such delivery occurs as a formal amendment to the Disclosure Schedule on or before the date being twenty-five (25) calendar days prior to the proposed date of the Initial Closing; and

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

         (ii) notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

(b)      Exclusive Dealings. During the Exclusivity Period:

         (A) save, in the case of IFC, upon enforcement of any Share Pledge prior to the Share Pledge Release Date, no Selling Shareholder shall, directly or indirectly, including, through any of its respective advisors:

                  (i) sell or agree to sell any of the Sale Shares other than through a sale pursuant to the Transactions;

                  (ii) encourage, solicit, initiate, continue or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, its Subsidiaries or any of their representatives) concerning any Acquisition Proposal; or

                  (iii) enter into any agreement with respect to any Acquisition Proposal; and

         (B) Each of the Selling Shareholders shall, and each of the Selling Shareholders (other than IFC and NMP) shall prior to the Initial Closing cause the Company to:

                  (i) immediately notify Purchaser of the existence of any proposal or inquiry concerning any Acquisition Proposal received by it;

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

         (ii) immediately communicate to Purchaser the terms of any such proposal or inquiry which it may receive (and shall immediately provide to Purchaser copies of any written materials received in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry; and

(C) Each of the Selling Shareholders, other than IFC and NMP, shall use its reasonable efforts to cause the Company to not enter into any agreement with respect to any Acquisition Proposal provided that IFC and NMP agree for the benefit of Purchaser that they shall not vote in favour of any such proposal.

PROVIDED that if an Event of Repayment has occurred the Selling Shareholders shall from the date being the latter of (i) the occurrence of an Event of Repayment and (ii) January 1, 2005, notwithstanding the foregoing provisions of
Section 7.4(b)(A)(ii) and Section 7.4(b)(B), be permitted to encourage, solicit, initiate or participate or engage in discussions or negotiations with, and enter into any agreement with, any third party regarding an Acquisition Proposal or sale of Sale Shares and shall not be required to disclose such proposal or agreement or any terms thereof to Purchaser. Any such agreement concerning an Acquisition Proposal or sale of Sale Shares shall be conditional on the Subsequent Closing not occurring on or before 31 December 2005 solely due to the breach by Purchaser of its obligations in respect of such Closing.

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Section 7.5 Personnel.

(a) Personnel Terminated by the Company. On or prior to the Initial Closing Date, the Company shall, and each of the Selling Shareholders (other than IFC and NMP) shall cause the Company to, terminate the employment of each of the employees, directors and commissioners of the Company and the General Manager of the KSO Unit identified on Schedule 7.5(a) of the Disclosure Schedule (the "Terminated Personnel"). All costs and expenses of terminating the employment with the Company of the Terminated Personnel shall be borne by the Company.

(b) Transfer of Seconded FCR Personnel. The names of all employees of FCR seconded to the Company as of the date hereof (the "Seconded FCR Personnel") are set forth on Schedule 7.5(b) of the Disclosure Schedule. On or prior to the Initial Closing Date, the Company and each Selling Shareholder (other than IFC and NMP) shall use its reasonable efforts to cause the Company to, transfer the Seconded FCR Personnel to FCR. FCR hereby acknowledges and agrees to such transfer of the Seconded FCR Personnel. All costs and expenses of transferring the Seconded FCR Personnel from the Company to FCR shall be borne by FCR.

All of the actions taken with respect to paragraphs (a) and (b) above shall, by each party responsible for taking such action with respect to the employees, directors and commissioners, be performed in a manner which is in compliance with all applicable Indonesian labor and employment laws. Except to the extent otherwise contemplated in Section 7.5(b), all costs and expenses relating to the termination of the General Manager of the KSO Unit and any employees, directors and commissioners of the Company as contemplated hereby, including all severance and other termination costs and expenses, shall be paid by the Company prior to the Initial Closing or fully provided for in the Company's balance sheet prior to the Initial Closing and so taken into account in calculating the Proforma Adjusted Working Capital and Final Adjusted Working Capital under Article 4. To the extent any such costs and expenses are not so provided, the Selling Shareholders shall severally in their respective Pro Rata Shares indemnify and hold harmless Purchaser with respect

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to all such costs and expenses.

Section 7.6 Financial Escrow Agreement. On or prior to the Initial Closing, Purchaser and the Selling Shareholders shall enter into the Financial Escrow Agreement. In the event of and only to the extent of any inconsistency between on the one hand the provisions of Sections 3.8(b), 3.8(c), 3.8(i), 3.11 and this
Section 7.6 and on the other hand the provisions of the Financial Escrow Agreement, the provisions of the Financial Escrow Agreement shall control. Subject to Section 7.6(f) below, all monies deposited with the Financial Escrow Agent as provided for herein shall be effected in United States Dollars by wire transfer in immediately available funds. Notwithstanding the occurrence of any event described in Section 7.6(f) below, Purchaser shall not be relieved of its obligations to pay the Purchase Price in United States Dollars.

(a) Funding of the Financial Escrow Account. Purchaser will deposit or cause to be deposited into a bank account in Singapore ("Financial Escrow Account") under and pursuant to the Financial Escrow Agreement such sums as are specified in and at the times set out in Schedule 7.6(a) (the "Monthly Amount").

(b) Wire Transfers. On each Payment Date, the Financial Escrow Agent shall be required by the terms of the Financial Escrow Agreement to pay out of the Financial Escrow Account by wire transfer in immediately available funds to the bank account of each Selling Shareholder and Registered Holder, as relevant (such bank account details having been notified in writing to Purchaser and the Financial Escrow Agent in the manner stipulated in the Financial Escrow Agreement), the following amounts: (i) to each Selling Shareholder, such Selling Shareholder's Shareholder Balance Amount due on such Payment Date as evidenced by the Notes issued by Purchaser to such Selling Shareholder, and/or (ii) to the extent such Selling Shareholder has transferred some or all of the Notes issued to it by Purchaser to each Registered Holder of Notes, the Shareholder Balance Amount evidenced thereby due on such Payment Date (in each case, thereby reducing the Shareholder Balance Amount of such Selling Shareholder by an amount equal to the amount paid

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

         against any such Notes (such amounts to include permitted deductions or withholdings for tax, if any)). The amounts payable and the Payment Dates for the Notes evidencing the Shareholder Balance Amounts are set out in Schedule 7.6(b) hereof ("Quarterly Payments"). Each such payment against the Notes shall extinguish a corresponding amount of the Shareholder Balance Amount.

(c) Notice of Shortfall. The Financial Escrow Agreement shall require the Financial Escrow Agent to notify Purchaser, at the times and in the manner specified in the Financial Escrow Agreement, if there is a delay in payment/receipt of a Monthly Amount or if the Financial Escrow Agent determines that with respect to any Payment Date, the funds on deposit in the Financial Escrow Account will be insufficient to make all payments on such Payment Date.

(d) Payment of Shortfall Amounts. In the event of receipt of notification under (c) above, Purchaser shall ensure that amounts are paid into the Financial Escrow Account so that the Financial Escrow Agent has sufficient funds to make such payments.

(e) Financial Escrow Account. Subject to (f) below, the Financial Escrow Account shall be a U.S. dollar-denominated account at a Singapore branch of a bank agreed between the parties, and shall be so held subject to the terms of the Financial Escrow Agreement. Any moneys available in the Financial Escrow Account after payment by the Purchaser of the Notes in accordance with their terms evidencing Purchaser's obligations to pay Shareholder Balance Amounts shall be paid to Purchaser.

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(f)      Standby Account. Upon a change in law prohibiting Purchaser from converting Rupiah into United States Dollars or remitting funds outside of the Republic of Indonesia, an escrow account shall be promptly opened (the "Standby Account") in the name of Purchaser with the Financial Escrow Agent in Jakarta denominated (to the extent permitted under applicable Indonesian laws and regulations) in United States Dollars, failing which in Rupiah.

(g) Payments into Standby Account. After delivery of the Notice of Standby Account (as defined in the Financial Escrow Agreement) by Purchaser in accordance with the provisions of the Financial Escrow Agreement, Purchaser shall pay into the Standby Account the full amounts (at the times specified in this Section 7.6 and as provided for in the Financial Escrow Agreement) that it would otherwise have paid into the Financial Escrow Account pursuant to Section 7.6(b). Payments into the Standby Account shall be in United States Dollars to the extent permitted under applicable Indonesian laws and regulations, failing which, the Rupiah equivalent (at the time of deposit) of the relevant United States Dollar amount using the spot rate of exchange quoted by the Financial Escrow Agent at the time of deposit or, if not available, the exchange rate quoted by the Financial Escrow Agent last available for such currencies.

(h) Conversion. If amounts are paid into the Standby Account in Rupiah and subsequently the Rupiah is able to be converted into United States Dollars and/or funds can be transferred outside Indonesia, Purchaser shall promptly cause the Financial Escrow Agent to effect conversion of such amounts and/or transfer of those amounts to the Financial Escrow Account.

(i) Call Notes. Purchaser shall be entitled to call all (and not part only) of the outstanding Notes (other than those Notes that, notwithstanding such call, mature and are payable on the Call Date) evidencing the corresponding Shareholder Balance Amounts

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         on a Call Date by giving notice in accordance with the Financial Escrow
         Agreement and paying in exchange for cancellation of such Notes the call amount per Note as set out in part one of Schedule 7.6(i), thereby, subject to redemption of all Notes that, notwithstanding such call, mature and are payable on the Call Date reducing each Selling Shareholder's Shareholder Balance Amount to zero (0).

(j) Indonesian Withholding Tax. All payments contemplated to be made by or on behalf of Purchaser pursuant to the Financial Escrow Agreement in respect of the Series I Notes shall be made without set off, counterclaim or other deduction provided that Purchaser shall be entitled to withhold and deduct, or to have withheld and deducted by the Financial Escrow Agent, (with no obligation to gross up) all amounts (that are less than or equal to the WHT Collar Amount, as defined below) required to be withheld or deducted under applicable Indonesian laws and regulations on account of withholding tax. In the event that such amount required to be withheld and deducted is greater than the amount equivalent to the withholding tax payable in relation to the discount or interest component of such payment under the Financial Escrow Agreement or with respect to a Series I Note in either case calculated at a deemed effective discount or interest rate of 8.85% per annum, compounded quarterly and at the applicable tax treaty rate (the "WHT Collar Amount"), Purchaser shall only be entitled to withhold and deduct or have withheld or deducted an amount equal to (or less than) the WHT Collar Amount in relation to the interest component of such payment and Purchaser shall be solely responsible for the payment of any withholding tax payable on the interest component of such payment which is greater than the WHT Collar Amount. Any amount that is less than or equal to the WHT Collar Amount that is withheld or deducted with respect to a payment under a Series I Note shall correspondingly reduce the amount of such Selling Shareholder's Shareholder Balance Amount owing by Purchaser and shall extinguish a corresponding amount outstanding under that Series I Note evidencing such Selling Shareholder's

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Shareholder Balance Amount (and so shall reduce the amount payable to such
Registered Holder by the Financial Escrow Agent under the Financial Escrow Agreement).

All payments contemplated to be made by or on behalf of Purchaser pursuant the Financial Escrow Agreement in respect of the Series II Notes, shall be made without set off, counterclaim or other deduction, provided that Purchaser shall be entitled to withhold and deduct, or to have withheld and deducted by the Financial Escrow Agent, (with no obligation to gross up) all amounts required to be withheld or deducted under applicable Indonesian laws and regulations on account of withholding tax, subject to the applicable tax treaty, if any. Any amount withheld or deducted with respect to a payment under a Series II Note shall correspondingly reduce the amount of such Selling Shareholder's Shareholder Balance Amount owing by Purchaser and shall extinguish a corresponding amount outstanding under that Series II Note evidencing such Selling Shareholder's Shareholder Balance Amount (and so, for the avoidance of doubt, shall reduce the amount payable to such Registered Holder by the Financial Escrow Agent under the Financial Escrow Agreement).

Any and all receipts and other evidence of amounts withheld or deducted and paid to the relevant Indonesian tax authorities in respect of the Notes shall be promptly delivered to the relevant Registered Holders pursuant to the terms of the Financial Escrow Agreement.

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(k)      Transfer Notes. A Selling Shareholder or, where relevant, a Registered
         Holder may transfer its Notes in accordance with the following procedures. The Transferor shall endorse the Note in favor of and deliver the Note to the transferee. Contemporaneously, the transferor and transferee shall execute a Transfer Certificate in the form set out in Exhibit A1 (in the case of a Series I Note) and in Exhibit A2 (in the case of a Series II Note) and deliver it, in accordance with its terms, to Purchaser and Financial Escrow Agent. The parties hereto agree that the Financial Escrow Agent, upon receipt of a duly executed Transfer Certificate, shall record the transfer of the Note in the register of Notes kept by the Financial Escrow Agent and the Financial Escrow Agent shall be authorized and instructed to and shall countersign the Transfer Certificate on behalf of Purchaser and the other parties to the Financial Escrow Agreement and thereby cause the transferee to (i) become party to the Financial Escrow Agreement and
         (ii) be subject to and bound by the terms and conditions thereof.

Section 7.7 Indonesian Escrow Account. On or prior to the Initial Closing, Purchaser and the Selling Shareholders will enter into the Indonesian Escrow Agreement with an Indonesian escrow agent (the "Indonesian Escrow Agent"). In the event of and only to the extent of any inconsistency between on the one hand the provisions of Sections 4.8(a), 4.8(b), 4.8(c)(i) and this Section 7.7 and on the other hand the provisions of the Indonesian Escrow Agreement, the provisions of the Indonesian Escrow Agreement shall prevail.

(a)      On:

(i)      the Share Pledge Release Date:

         (A) the Selling Shareholders (other than IFC) shall, and Purchaser shall (to the extent that it has control or the ability to control the delivery of the Sale Shares), procure that all of the

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                  share certificates representing their Sale Shares shall be deposited with the Indonesian Escrow Agent and IFC shall deliver certificates representing its Sale Shares to the Indonesian Escrow Agent, and all such Sale Shares, being in aggregate all of the Sale Shares, which shall be placed in a share escrow account (the "Indonesian Share Escrow Account"); and

         (B) the Company shall delete the notation of the Share Pledges and shall deliver the Company's register of shareholders to the Indonesian Escrow Agent which likewise will be delivered into the Indonesian Share Escrow Account, pursuant to Section 3.9, such share certificates shall be endorsed for transfer or new certificates issued and the Company's register of shareholders updated to reflect the transactions on the Initial Closing. If, as a result of the Net Working Capital Reimbursement not being paid prior to the Share Pledge Release Date, the share certificates are not able to be endorsed for transfer or new certificates issued to reflect the transactions on the Initial Closing, the Majority Shareholders, Purchaser and the Company shall upon payment of the Net Working Capital Reimbursement promptly issue a written authorisation pursuant to Section 3.10 to permit the directors and commissioners to amend the Company's register of shareholders and endorse for transfer or issue share certificates to reflect the transactions on the Initial Closing.

(ii) the Initial Closing the parties hereto shall deposit with the Indonesian Escrow Agent all the KSO Waivers, the Company Waivers and all the Notes delivered on the Initial Closing, which shall be placed in the Indonesian Share Escrow Account.

(b) If Purchaser defaults under the terms of the Financial Escrow Agreement, the entitlements of the parties hereto to the Sale Shares shall be solely determined by the occurrence of any Closing hereunder and not by the amount of the Purchase Price already paid to the Selling Shareholders as provided

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         for in the Financial Escrow Agreement (including moneys to be transferred to the Selling Shareholders by the Financial Escrow Agent on a default under the Financial Escrow Agreement).

(c) All Sale Shares shall be released from the Indonesian Share Escrow Account in accordance with the terms of the Indonesian Escrow Agreement.

(d) The Indonesian Escrow Agreement shall also contain provisions for the setting up of a financial escrow account (the "Indonesian Financial Escrow Account").

(e) All interest paid on funds in the Indonesian Financial Escrow Account to be lent to Purchaser for the purposes of funding the Net Working Capital Reimbursement in accordance with Section 4.8 will be paid, in addition to the principal amount of the Net Working Capital Reimbursement, to the Selling Shareholders from the Indonesian Financial Escrow Account pursuant to Section 4.8(c).

(f) If any amount remains in the Indonesian Financial Escrow Account after satisfaction of the payments under Section 4.8 ("Excess Funds"), the Excess Funds and any accrued interest thereon shall be paid by the Indonesian Escrow Agent to the Company. After distribution of all moneys in the Indonesian Financial Escrow Account, the Indonesian Escrow Agent shall close such account on the joint written instruction of the Company and Purchaser.

(g) Upon payment of the Notes evidencing the corresponding Shareholder Balance Amounts in accordance with their terms, Purchaser shall be entitled to utilize a power of attorney in its favor from each Selling Shareholder, contained in article IX of the Indonesian Escrow Agreement, to effect the transfer to Purchaser or its designatee of any remaining Sale Shares not in the name of Purchaser or its designee.

Section 7.8 Meeting to Appoint Board of Directors and Board of Commissioners. Each of the Selling Shareholders and Purchaser shall cause a General Meeting of Shareholders of the Company, whether in person or by circular resolution of all Selling Shareholders, to be held on the Initial Closing Date

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for the purpose of electing each of the persons nominated by Purchaser to the
Board of Directors of the Company and the Board of Commissioners of the Company with effect on Initial Closing.

7.9 Funding of Financial Escrow Accounts and other Payments. Subject to Section 2.6, after the Initial Closing but prior to the Subsequent Closing the Company shall first (a) repay the Purchaser Loans and (b) after full repayment of the Purchaser Loans, advance funds to Purchaser, in each case for the purpose of funding:

(i) Purchaser's obligations in respect of paying the Net Working Capital Reimbursement;

(ii) Purchaser's obligations in respect of the Monthly Amounts and the Notes evidencing the Shareholder Balance Amounts;

(iii) any capital expenditures by Purchaser on its own network in the area of the KSO Unit, provided that the Company may only provide funds to the Purchaser under this Section 7.9(iii) to the extent:

         (a)      the Net Working Capital Reimbursement has been paid in full;
                  and

         (b)      the Monthly Amount for that month has been funded.

Any funds advanced by the Company to Purchaser pursuant to this Section 7.9 shall initially be used to repay the Purchaser Loans and thereafter shall be recorded as loans to Purchaser and shall be repayable by Purchaser to the Company on arms length terms and conditions to be agreed between the Company and Purchaser.

Section 7.10 Finalisation of Agreements. The parties hereto acknowledge and agree that the agreements in Exhibits E, F, G and H are still subject to negotiation and need to be discussed and agreed with the counter-parties to those agreements which are not parties to this Agreement. Consequently, although the intention is to enter into such agreements substantially in accordance with their respective terms in such Exhibits, amendments prior to execution of such agreements may be required to reflect the comments of the counter-parties to such agreements and to reflect the agreed arrangements for the Transactions. The parties hereto agree to finalize in good faith such

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agreements as soon as possible after the date of this Agreement.

Section 7.11 Approvals. Each of FCR and Marubeni shall use its reasonable endeavours to deliver to Purchaser on or prior to the date of the Purchaser's annual general meeting scheduled for 2002, evidence of or a certificate stating that the approval of its board of directors for this Agreement and the consummation by it of the Transactions, has been obtained. Purchaser shall use its reasonable endeavours to deliver to each Selling Shareholder on or prior to the date of the Purchaser's annual general meeting scheduled for 2002, evidence of or a certificate stating that the approval of its board of commissioners for this Agreement and the consummation by it of the Transactions has been obtained.

Section 7.12 Disclosure Schedule. Each Selling Shareholder agrees that the Disclosure Schedule (and any amendments thereto) signed by the Selling Shareholders and delivered by the Company shall be valid, binding and enforceable against it (except in the case of each of IFC and NMP, in respect only of those representations and warranties not being given by it in Article
5).

Section 7.13 Tax Clearance Certificate 2001. The Selling Shareholders (other than IFC and NMP) shall use their reasonable endeavors to cause the Company to obtain a tax clearance certificate (surat ketetapan pajak) for the Company for the financial year 2001 prior to the date being ninety (90) days after the Initial Closing Date.

Section 7.14 Limitation. For the purposes of this Article 7, the only covenants given by IFC and NMP are those in Sections 7.1 (the last paragraph), 7.3, 7.4 (excluding sub-sections 7.4(b)(B) and (C)), 7.6, 7.7, 7.10 and 7.12.

                                    ARTICLE 8
                              CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party's Obligation to Effect Each Closing. The respective obligation of each party hereto to effect a Closing shall, in addition to the satisfaction of the requirements relevant to such Closing specified in Article 3, be subject to the

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satisfaction (or non-occurrence in respect of paragraphs (a) and (b)) at or prior to the relevant Closing Date specified below of each of the following conditions:

(a) Statutes; Court Orders. In respect of any Closing, no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions; and there shall be no order, writ or injunction of a court of competent jurisdiction actually precluding consummation of the Transactions.

(b) Termination. In respect of the Initial Closing only, none of the Transactions shall have been terminated or abandoned in accordance with the terms of the relevant agreements.

(c) Certain Selling Shareholders' Consents. In respect of the Initial Closing only, each of the Consents necessary for the consummation of the Transactions by each of FCR, Indosat and Marubeni (including, those set forth in Schedule 5.4) shall have been obtained and shall be in full force and effect.

(d) Purchaser's Consents. In respect of the Initial Closing only, each of the Consents necessary for the consummation of the Transaction by Purchaser (including those set forth in Schedule 6.4) shall have been obtained and shall be in full force and effect.

(e) IFC Approval. In respect of the Initial Closing only, approval by IFC for the prepayment of the Existing IFC Loans as contemplated herein and, to the extent required, a waiver by IFC under the agreements and other documents relating to the Existing IFC Loans as necessary to enable the Selling Shareholders and the Company to consummate the Transactions contemplated hereunder shall have been obtained and shall be in full force and effect.

(f) Bapepam Documents. In respect of the Initial Closing only, copies of statements from each of the respective boards of each of Indosat and Purchaser submitted to the Indonesian Capital Markets Supervisory

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         Board (Bapepam) certifying that each member of the respective boards of each of Indosat and Purchaser does not have an economic interest in respect of the Transactions for the purposes of Bapepam Regulation NO.KEP-32/PM/2000, dated 22 August 2000.

(g) Simultaneous Closing. In respect of the Initial Closing only, any sale and purchase of the Sale Shares relating to the Initial Closing shall be for not less than all of the Selling Shareholders' Sale Shares for the Initial Closing (excluding IFC as envisaged under Sections 2.1(a) and 3.2(a)).

The foregoing conditions are for the benefit of all of the Selling Shareholders and Purchaser and may be waived only by all of them. The failure by any party at any time to exercise any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 8.2 Conditions to Obligations of Purchaser to Effect Each Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

A.       In respect of any Closing:

(a) Accuracy of Representations and Warranties of the Selling Shareholders. All of the representations and warranties of each of the Selling Shareholders in this Agreement relevant to each Closing or in any certificate delivered in connection herewith in respect of (i) those qualified as to materiality shall have been true and correct in all respects and (ii) those not so qualified shall have been true and complete in all material respects, as of such Closing.

(b)      Performance by the Selling Shareholders.

         (i) All of the covenants and obligations that each Selling Shareholder is required to perform or to comply with pursuant to this Agreement at or prior to a Closing (considered

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                  collectively), and each of these covenants and obligations
                  (considered individually), shall have been duly performed and complied with in all material respects.

         (ii) Each document required to be delivered pursuant to the relevant provisions of Article 3 shall have been delivered.

(c) Additional Documents. The Selling Shareholders shall have delivered such other documents as Purchaser may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in Sections 8.2A(b)(i), 8.2B(a), (k), (l) and (m) (as appropriate).

(d) Opinion of the Selling Shareholders' Counsel. The Selling Shareholders shall have delivered to Purchaser at the relevant Closing the Selling Shareholder Opinions, dated the relevant Closing Date.

(e) Simultaneous Closings. In respect of the Interim Closing and the Subsequent Closing, any sale and purchase of the Sale Shares of not less than all of the Selling Shareholders for a Closing shall be consummated at such Closing.

(f) Company's Consents. Each of the Required Company Consents (including, without limitation, those set forth in Schedule 5.9) shall have been obtained and shall be in full force and effect.

(g) Selling Shareholders' Consents. Each of the Consents necessary for the consummation of the Transactions by each of the Selling Shareholders (including, those set forth in Schedule 5.4, if any) shall have been obtained and shall be in full force and effect.

The foregoing conditions in this Section 8.2A are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser and Purchaser shall be entitled to utilise the power of attorney granted by the Selling Shareholders in the Indonesian Escrow Agreement to effect the Interim Closing and the Subsequent Closing. The failure by

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Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

B.       In respect of the Initial Closing only:

(a) Borrowings. The Company shall have no indebtedness except as set forth in Schedule 1.1 and the terms and conditions of all such indebtedness conforms in all material respects to the descriptions thereof in
         Schedule 1.1.

(b) Existing IFC Loans. Unless otherwise mutually agreed, Purchaser shall have received the documentation for each of the Existing IFC Loans.

(c) Personnel. Purchaser shall have determined in its sole discretion, that after the Initial Closing, the Company shall have no liability in respect of the employees of the Company transferred to FCR pursuant to
         Section 7.5(b) or in respect of the employees, directors and commissioners whose employment with the Company was terminated pursuant to Section 7.5(a).

(d) Boards/Articles of Association/Bank Accounts. Purchaser shall have received valid and binding minutes of a shareholders' meeting or circular resolutions of the Company (i) accepting the resignations of the existing members of the Board of Directors and Board of Commissioners of the Company, (ii) appointing such persons as Purchaser may nominate to such boards, (iii) adopting a new set of articles of association of the Company and substantially in the form of Exhibit K, and (iv) authorising signatory changes to the bank accounts of the Company and appointing new signatories nominated by Purchaser.

(e) Technical Agreement. The Technology Transfer Agreement dated October 30, 1996 between the Company and FCR shall have been terminated.

(f) Resignations. Each of the members of the Board of Commissioners and the Board of Directors of the Company nominated by each of the Selling Shareholders shall have

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         resigned from such office without compensation claims and each Selling
         Shareholder shall have delivered to Purchaser at the Initial Closing copies of the letters evidencing such resignations without compensation claims.

(g) Investigations; Etc. Neither any investigations of the Company by Purchaser nor any certificate of any Selling Shareholder or other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Purchaser, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Company.

(h) Tax Clearances. Purchaser shall have received, to its reasonable satisfaction, tax clearance certificates (surat ketetapan pajak) for the Company for each financial year since its incorporation up to and including the 2000 financial year.

(i) Disclosure Schedule. Purchaser shall have received in substance satisfactory to it a Disclosure Schedule within fifteen (15) calendar days of the date of this Agreement and any formal amendments thereto on or prior to twenty-five (25) calendar days prior to the proposed date of the Initial Closing (the "Final Disclosure Date").

(j) Existing IFC Loan. The prepayment in full of all amounts of principal, interest and other amounts payable under the IFC Investment Agreement and the Common Terms Agreement in respect of the Existing IFC A and B Loans on or before the Initial Closing utilising Tranche A of the Purchaser Loan and any cash on hand.

(k) Performance by the Company. All of the covenants and obligations that the Company is required to perform or comply with pursuant to this Agreement at or prior to the Initial Closing (considered collectively), and each of the these covenants and obligations (considered individually), shall have been duly performed and completed in all material respects.

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

(l) No Legal Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Purchaser or the Company, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions.

(m) No Claim Regarding Stock Ownership. There must not have been made or Threatened by any Person any claim asserting that any of the Selling Shareholders is not the legal owner of Sale Shares of such Selling Shareholder or that any of the Sale Shares are not authorized, validly issued or fully paid.

The foregoing conditions in this Section 8.2B are for the sole benefit of Purchaser, and may be waived by Purchaser, in whole or in part, at any time and from time to time on or prior to the Initial Closing in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Initial Closing.

Section 8.3 Conditions to Obligations of the Selling Shareholders to Effect Each Closing. The obligations of each Selling Shareholder to consummate the relevant Closing shall be subject to the satisfaction on or prior to the relevant Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties of Purchaser. In respect of the Initial Closing and the Interim Closing only, all of the representations and warranties of Purchaser set forth in this Agreement relevant to each Closing or in any certificate delivered in connection herewith (i) in respect of those qualified as to its materiality shall have been true and correct in all respects and (ii) those not so qualified shall have been true and correct in all material respects.

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

(b)      Performance by Purchaser.

         (A) In respect of the Initial Closing and the Interim Closing only, all of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the relevant Closing (considered collectively), and each of the covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         (B) In respect of the Initial Closing and the Interim Closing only, each of the documents required to be delivered by Purchaser pursuant to Article 3 shall have been delivered.

(c) Opinion of Purchaser's Counsel. In respect of the Initial Closing and the Interim Closing only, Purchaser shall have delivered to the Selling Shareholders at the relevant Closing the Purchaser Opinion, dated the relevant Closing Date.

(d) Purchaser's Consents. In respect of the Initial Closing and the Interim Closing only, each of the Consents necessary for the consummation of the Transactions by Purchaser (including those set forth in Schedule 6.4) shall have been obtained and shall be in full force and effect.

(e) No Legal Proceedings. In respect of the Initial Closing only, since the date of this Agreement, there shall not have been commenced or Threatened against such Selling Shareholder or the Company, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions.

(f) Company's Consents. In respect of the Initial Closing and the Interim Closing only, each of the Required Company Consents (including, without limitation, those set forth in Schedule 5.9) shall have been obtained and shall be in

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

         full force and effect.

The foregoing conditions are for the sole benefit of the Selling Shareholders, and may be waived by each Selling Shareholder in respect of the sale of its Sale Shares, in whole or in part, at any time or from time to time, in the sole discretion of each Selling Shareholder prior to or on the relevant Closing. The failure by any Selling Shareholder to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to or on the relevant Closing. Notwithstanding the foregoing, if any Selling Shareholder shall fail to attend (whether by a duly authorised representative or attorney or otherwise) the Interim Closing and/or the Subsequent Closing or on such Closing fails to effect the transactions contemplated on such Closing, such Closing may proceed without such Selling Shareholder and the deliveries by Purchaser in Article 3 and the above condition precedent shall be deemed to have been waived in respect of such Selling Shareholder.

                                    ARTICLE 9
                                   TERMINATION

Section 9.1 Termination. This Agreement may be terminated:

(a) by the mutual written consent of Purchaser and each of the Selling Shareholders at any time prior to the Subsequent Closing, provided that there is an agreed reconciliation between the partial payment by Purchaser of the Purchase Price and the Net Working Capital Reimbursement, where relevant, and the Sale Shares held by the parties hereto;

(b)      by the Majority Shareholders:

         (i) prior to Initial Closing, if Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article 8

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                  in respect of the Initial Closing and which breach cannot be or has not been cured within 30 days after the giving of written notice by the Majority Shareholders to Purchaser specifying such breach and such breach has not been waived by the Majority Shareholders; or

         (ii) on or after September 30, 2002, if the Initial Closing shall not have theretofore occurred; or

         (iii) at any time a final non-appealable court order in Indonesia has been made for the bankruptcy of Purchaser; or

         (iv) at any time after Purchaser expressly repudiates its payment obligations under the Notes by challenging the validity or enforceability of the Notes; or

         (v) the Subsequent Closing has not occurred on or before December 31, 2005 solely as a result of the default of Purchaser under this Agreement or any Security Agreement (or such other date as the Majority Shareholders and Purchaser may otherwise agree in writing).

(c)      by Purchaser:

         (i) prior to Initial Closing, if any Selling Shareholder shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article 8 in respect of the Initial Closing and which breach cannot be or has not been cured within 30 days after the giving of written notice by Purchaser to the Majority Shareholders specifying such breach and such breach has not been waived by Purchaser; or

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         (ii)     on or after 30 September 2002, if the Initial Closing shall not have theretofore occurred; or

         (iii) within fourteen (14) days after the date being fourteen (14) days after receipt by Purchaser of the Disclosure Schedule or any amendment thereto if Purchaser is not satisfied as to the contents of the Disclosure Schedule or any amendment thereto or the measures to be adopted by the Selling Shareholders to rectify matters in the Disclosure Schedule or any amendment thereto which are not to Purchaser's satisfaction; or

         (iv) the Share Pledge Release Date has not occurred, other than solely as a result of Purchaser breaching this Agreement, any Security Agreement or the Purchaser Loan Agreement, on or prior to 30 November 2002 (or such other date as the Majority Shareholders and Purchaser may otherwise agree in writing).

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement by Purchaser or the Majority Shareholders pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the Selling Shareholders or Purchaser (with a copy to all Selling Shareholders), as the case may be, specifying the provision hereof pursuant to which such termination is made, and, except as provided specifically hereunder or under any Security Agreement, there shall be no liability or obligation thereafter on the part of Purchaser or any of the Selling Shareholders except for fraud or breach of, or other obligation under, this Agreement or any Security Agreement arising prior to such termination.

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(b)      The parties hereto acknowledge and agree that, if Purchaser has paid any Monthly Amounts to the Financial Escrow Agent and an Event of Repayment occurs, the amounts paid by Purchaser, to the extent not yet paid as Quarterly Payments to the Selling Shareholders and on deposit with the Financial Escrow Agreement shall be applied to the payment of the then outstanding Notes evidencing the Shareholder Balance Amounts in the manner contemplated in Section 3.11(ii).

(c) In case of a termination pursuant to Section 9.1(c)(iv) Purchaser shall be entitled, without penalty or liability, to immediately cancel all of the Notes by providing written notice thereof to the Financial Escrow Agent and each of the other parties hereto; whereupon the parties hereto shall take all actions to terminate the Transactions including:

         (i) any and all rights to any of the Sale Shares which were conveyed, assigned, transferred, and/or delivered by each Selling Shareholder to Purchaser on the Initial Closing pursuant to Section 2.1(a) or otherwise shall be deemed to be reconveyed, reassigned, retransferred, and/or redelivered to each such Selling Shareholder;

         (ii) the Majority Shareholders, the Company and Purchaser shall discuss in good faith procedures for the prompt repayment of the Purchaser Loans to Purchaser and failing a resolution within a period of sixty (60) days the parties hereto shall resolve the matter pursuant to Section 11.8 provided that until such time as a resolution is reached the Company shall be required to comply with the terms of the Purchaser Loan Agreement;

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         (iii)    the Purchaser and the Majority Shareholders shall issue
                  instructions to the Indonesian Escrow Agent to transfer to the Company any and all funds which have been remitted to the Indonesian Financial Escrow Account;

         (iv) the Purchaser and the Majority Shareholders shall issue instructions to the Indonesian Escrow Agent to deliver:

                  (A) all of the share certificates relating to the Sale Shares, if any are held in escrow, and the Company's register of shareholders to the Company;

                  (B) the KSO Waivers and the Company Waivers to the Selling Shareholders; and

                  (C)      all the Notes to Purchaser,

                  such KSO Waivers, the Company Waivers and Notes shall be deemed as of the date of termination to be null and void and of no effect;

         (v) the Purchaser and the Majority Shareholders shall issue instructions to the Financial Escrow Agent to transfer to the Purchaser any and all funds which have been remitted to the Financial Escrow Account;

         (vi) the parties hereto shall take all actions necessary to close the Indonesian Share Escrow Account, the Indonesian Financial Escrow Account and the Financial Escrow Account and to terminate the Indonesian Escrow Agreement the Financial Escrow Agreement and all of the other Security Agreements; and

         (vii) The return of all deliveries made by any party hereto prior to the date of termination to the party which delivered such deliveries.

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(d)      In respect of any termination pursuant to this Article 9 after the
         Share Pledge Release Date, without limiting the contractual rights of the parties hereto provided under Indonesian law, the proceeds of any sale by any Selling Shareholder of any Sale Shares to a third party after the date that this Agreement terminates shall, for the avoidance of doubt, be deemed to be a mitigation of any damages that such Selling Shareholder may otherwise claim against Purchaser.

Section 9.3 Waiver of Court Pronouncement. Purchaser and the Selling Shareholders hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent it requires a court pronouncement in respect of termination of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

Section 10.1 Scope of Indemnification; Effect of Investigation. Damages in accordance with the provisions of this Article 10 arise if the party seeking indemnification notifies each party from whom it seeks indemnification of any claim prior to the second anniversary of the relevant Closing Date on which the representations and warranties or covenants on which the claim is based were made except (i) for representations under Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.8 and 5.29 and 6.1, 6.2, 6.3 and 6.4 for which indemnification may be sought until thirty (30) days after the expiration of applicable statutes of limitations, and
(ii) in the event of fraudulent representation or intentional breach. No Damages for events described in Sections 10.2 and 10.3 shall be paid by a party hereto to another except in accordance with the provisions of this Article 10, and indemnification for any such event described in Sections 10.2 and 10.3 shall be limited to the payment of Damages, after giving effect to the reduction in Taxes, if any, for the Company or the party (or parties) seeking indemnification which will result from such Damages. The right to indemnification for Damages based on any representation, warranty, covenant or obligation of a party hereto contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, and any notification delivered pursuant to
Section 7.4 with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty or obligation provided, however, Purchaser shall have no right to be

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indemnified for Damages arising in relation to any representation, warranty, covenant or obligation of a party hereto modified or amended after the date hereof but before the Final Disclosure Date (as such term is defined in Section 8.2B(i)), by inclusion in the Disclosure Schedule and formal amendments thereto prior to such Final Disclosure Date. The waiver of any condition to consummation of the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification for Damages or other remedy based on such representation, warranty or obligation.

Section 10.2A Indemnification and Payment of Damages by the Selling Shareholders. Subject to Section 10.7, each Selling Shareholder shall:

(a) severally but not jointly, indemnify and hold harmless Purchaser for, and shall pay to Purchaser the amount of any and all Damages, arising from or in connection with:

         (A) any breach of any representation or warranty under Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.34 made by such
                  Selling Shareholder or in any certificate or document delivered by such Selling Shareholder in connection with this Agreement, or

         (B) any breach by such Selling Shareholder of any covenant or obligation of such Selling Shareholder under this Agreement;

(b) severally on the basis of its Pro Rata Share as of the Initial Closing, and not jointly, indemnify and hold harmless Purchaser for, and shall pay to Purchaser the amount of any and all Taxes imposed upon the Company on or prior to the Initial Closing Date (other than any amount for Taxes specifically identified and reflected as a liability for unpaid Taxes in the Final Closing Balance Sheet).

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Section 10.2B Indemnification and Payment of Damages by the Indemnifying
Shareholders. Subject to Section 10.7, each Indemnifying Shareholder shall, severally on the basis of the Selling Shareholders' Indemnity Share, indemnify and hold harmless Purchaser for, and shall pay to Purchaser any and all Damages, arising from or in connection with any breach of any representation or warranty made by an Indemnifying Shareholder in this Agreement (other than those stated in Section 10.2A(a)(A)) or in any certificate or document delivered by such Indemnifying Shareholder in connection with this Agreement.

Section 10.3 Indemnification for Damages by Purchaser. Purchaser shall indemnify and hold harmless each Selling Shareholder, and shall pay to each Selling Shareholder the amount of, any and all Damages arising from or in connection with:

(a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser in connection with this Agreement; or

(b) any breach by Purchaser of any covenant or obligation of Purchaser under this Agreement.

Section 10.4 Procedure for Indemnification - Third-Party Claims.

(a)      (i)      The party seeking indemnification under Sections 10.2 or 10.3
                  (an "Indemnified Party") shall give the party from whom it seeks indemnification under such Section (an "Indemnifying
                  Party") notice of any third-party claim that may give rise to any indemnification obligation under this Article 10. Such notice shall be given as soon as possible after the Indemnified Party becomes aware of such third party claim and shall refer to the provision(s) of this Agreement that the Indemnified Party claims to be breached, and shall contain a copy of any and all documents related to

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                  such third party claim.

         (ii) Notwithstanding the foregoing, if any tax assessment, claim or demand that may give rise to any indemnification under this
                  Article 10 is received by the Company from the Indonesian tax authorities in respect of which Purchaser seeks to make a claim against the Selling Shareholders, Purchaser shall promptly in the circumstances, but in any event within ten
                  (10) Business Days after receipt of any such claim by the Company, give to the Selling Shareholders notice of such claim along with a copy of any and all documents related to such claim.

         Failure to give both such notice and documents as described in Sections 10.4(a)(i) and (ii) above, within forty-five (45) days, shall deprive the Indemnified Party of any payment of Damages or other remedy.

(b) The Indemnifying Party shall have the right either to participate in or to assume the defense (at the Indemnifying Party's option and expense) of any such claim through counsel of the Indemnifying Party's own choosing by so notifying the Indemnified Party within fifteen (15) days of its receipt of notice of such claim from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. In such event, the Indemnifying Party and its counsel shall have full access to any and all information relating to the third-party and its claim or otherwise useful to defend such third-party's claim, including by way of counter-claim. Such information shall include, but not be limited to, access to any and all documents, premises and personnel of the Company. If the Indemnifying Party assumes the defense of a third-party claim, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there

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

         is no finding or admission of any violation of law or regulation or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If notice of a third-party claim is given to an Indemnifying Party and the Indemnifying Party does not, within fifteen (15) days after receipt of the Indemnified Party's written notice is given, give notice to the Indemnified Party of its election to participate in or assume the defense of such claim, the Indemnifying Party will be bound by any final determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such third-party claim (other than during any period in which the Indemnified Party will have failed to give notice of the third-party claim as provided above). If the Indemnified Party determines in good faith that a conflict exists between it and the Indemnifying Party with respect to any significant issue in respect of such third-party claim, the Indemnifying Party (if applicable, in their respective Pro Rata Shares) and the Indemnified Party shall pay, in two equal shares, the reasonable fees and expenses of such additional counsel as may be required to be retained by the Indemnified Party in order to resolve such conflict.

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

(c) In the event of a third-party claim, the Purchaser shall and, to the extent it has control over the Company pursuant to the Shareholders' Voting Agreement, shall cause the Company to use its reasonable efforts to cause the Company to mitigate any and all Damages.

(d) Notwithstanding any provision to the contrary, no claim by the Purchaser against the Company, in particular, but not limited to, in connection with the KSO Agreement, may be considered as a third-party claim and the Purchaser may not seek payment of Damages or any other remedy in connection with any claim that it may have against the Company.


Section 10.5 Procedure for Indemnification - Other Claims.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such notice shall be sent by the Indemnified Party as soon as possible after such party becomes aware of the grounds for such claim and shall fairly refer to the provision(s) of this Agreement that the Indemnified Party claims to be breached. Failure to give such notice within forty-five (45) days shall deprive the Indemnified Party of any payment of Damages or other remedy.

(b) Notwithstanding anything in this Agreement to the contrary, none of the parties hereto shall be obliged to indemnify any other party for any Damages that arise from the enactment subsequent to the Subsequent Closing of any laws, rules, statutes or regulations not in effect on or prior to the Subsequent Closing Date or from changes subsequent to the Subsequent Closing Date of requirements or interpretations of any laws, rules, statutes or regulations existing on or prior to the Subsequent Closing Date.

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

Section 10.6 Survival of Indemnification Claims. The indemnification obligations set forth in this Article 10 shall survive each Closing and termination hereunder.

Section 10.7 Basket.

(a) Subject to Section 10.7(b) the Selling Shareholders shall not be liable under this Article 10 in respect of any claim unless the aggregate amount of all claims for which the Selling Shareholders would otherwise be liable hereunder exceeds US$705,000 (or equivalent) but if the aggregate liability of all such claims exceeds US$705,000, then the Selling Shareholders shall be liable for all claims hereunder, including such initial US$705,000 of claims provided that in no event shall a Selling Shareholder's liability exceed its Pro Rata Share of the Purchase Price and the Net Working Capital Reimbursement.

(b) Section 10.7(a) shall not apply to, and the Selling Shareholders, as relevant, shall be immediately liable to the extent of their several liability provided for herein for all claims (i) under Section 10.2A(b), (ii) with respect to any breach of representation and warranty under Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.7, 5.8, 5.9, 5.11 and 5.29 and (iii) with respect to any fraudulent misrepresentation.

Section 10.8 No Set-Off. The parties hereto expressly agree that any amount which may have to be paid by one party to another pursuant to this Article 10 shall not be set off against the Purchase Price and the Net Working Capital Reimbursement and that no claim for indemnification of Damages shall entitle Purchaser to delay payment of the Purchase Price or the Net Working Capital Reimbursement.

Section 10.9 Tax Effect of Indemnification Payments. All indemnity payments made by any Selling Shareholder to Purchaser or by Purchaser to any Selling Shareholder, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price paid with respect to the Sale Shares.

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

                                   ARTICLE 11
                                  MISCELLANEOUS

Section 11.1 Fees and Expenses. Save as expressly provided for herein and in the Security Agreements all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, including the fees and expenses of its legal and financial advisors.

Section 11.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given five days after being sent by courier service and shall be deemed given when sent by facsimile (which is confirmed) or hand-delivered, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to the Company, to:
PT Pramindo Ikat Nusantara
Setiabudi Atrium Building, 6th Floor, Suite 610
Jl. H.R. Rasuna Said, Kav. 62
Jakarta 12920, Indonesia

Attention : President Director
Telephone : (6221) 521-0751
Facsimile : (6221) 521-0753

If to Purchaser, to:
Perusahaan Perseroan (Persero) PT Telekomunikasi
Indonesia Tbk.
Jl. Japati No. 1
Bandung 40133
Indonesia
Attention : President Director
Telephone : (62) 22 432 6100
Facsimile : (62) 22 424 0313

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

If to Astratel, to:
PT Astratel Nusantara
Setiabudi Atrium Building, 3th Floor, Suite 303
Setiabudi Office Park
Jl. H.R. Rasuna Said, Kav. 62
Jakarta 12920, Indonesia

Attention : President Director
Telephone : (6221) 521-0440
Facsimile : (6221) 521-0443

If to FCR, to:
France Cables et Radio
124, rue Reamur 75002
Paris, France

Attention : President
Telephone : (331) 4221-7171
Facsimile : (331) 4221-7776

with a copy to:
General Counsel International
Legal Operations
Branche Ressource-
Direction Juridique Internationale
6, place d' Alleray
75505 Paris Cedex 15, France

Telephone : 33-1-4444-9806
Facsimile : 33-1-4444-8600

If to Indosat, to:
Perusahaan Perseroan (Persero) PT Indonesian
Satellite Corporation Tbk
Jalan Medan Merdeka Barat 21
Jakarta 10110, Indonesia

Attention : Executive Vice President for Corporate Development
Telephone : (6221) 386-9108
Facsimile : (6221) 344-0484

If to Marubeni, to:
Marubeni Corporation
4-2, Ohtemachi 1-Chome
Chiyoda-Ku, Tokyo
Japan

Attention : General Manager, Telecommunication
            Infrastructure Project Department
Telephone : (813) 3282-3533
Facsimile : (813) 3282-3522

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

If to IFC, to:
International Finance Corporation
2121 Pennsylvania Avenue
Washington DC 20433
USA

Attention : Director, Infrastructure Department
Telephone : (1-202) 473-9774
Facsimile : (1-202) 974-4310

If to NMP, to:
NMP Singapore Pte Limited
c/o Nichimen Corporation
Tokyo Head Office
1-23, Shiba 4-Chome,
Minato-ku, Tokyo 108-8405
Japan

Attention : Director
Telephone : (813) 5446-1415
Facsimile : (813) 5446-1518

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties hereto.

Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) supersede and replace the Memorandum of Understanding, dated February 20, 2002, among Purchaser, the Selling Shareholders and the Company, (b) constitute the entire agreement and supersede and replace all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (c) are not intended to confer any rights or remedies upon any Person other than parties hereto and thereto and, in respect of the Company Waiver and KSO Waiver only, the Government of the Republic of Indonesia.

Section 11.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof in that jurisdiction or any other jurisdiction or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete

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specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

Section 11.8 Arbitration.

(a) Amicable Settlement. Purchaser and the Selling Shareholders agree that if any difference, dispute, conflict or controversy (a "Dispute"), arises out of or in connection with this Agreement or its performance, including without limitation any dispute regarding its existence, validity, termination of rights or obligations of any party hereto, Purchaser and the Selling Shareholders will attempt, for a period of thirty (30) days after the receipt by one party of a written notice from the other party of the existence of the Dispute, to settle the Dispute by amicable settlement between the parties.

(b) Referral to Arbitration. If Purchaser and the Selling Shareholders are unable to reach agreement to settle the Dispute within the 30-day period set forth in Section 11.8(a), then at the request of any party, the Dispute shall be submitted to a Board of Arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules"). The arbitration will be conducted and the award will be rendered in the English language in Geneva, Switzerland. Notwithstanding the provisions of Section 11.3, any notice of arbitration, response or other communication given to or by a party to the arbitration must be given and deemed received as provided in the ICC Rules. For the purpose of any arbitration brought pursuant to this Agreement, the Selling Shareholders shall act and be considered as one party.

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

(c) Appointments. The Board of Arbitration will consist of three arbitrators. One arbitrator will be nominated by Purchaser, one arbitrator will be nominated by the Selling Shareholders, and one arbitrator will be nominated by the arbitrators appointed by Purchaser and the Selling Shareholders, in each case in accordance with the ICC Rules. If any arbitrator is not timely nominated, at the request of any party, such arbitrator shall be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

(d) Procedures. The Board of Arbitration appointed must conduct the arbitration in accordance with this Agreement, the ICC Rules and the prevailing laws and regulations relating to arbitration of the place of arbitration. The parties shall use their reasonable efforts to ensure that a hearing on the merits shall be commenced no later than nine (9) months after the appointment of the third arbitrator, unless the parties agree on an extension of time or the tribunal extends such time for good cause shown.

(e) Arbitration Exclusive Remedy. Neither Purchaser nor the Selling Shareholders will be entitled to commence or file any action in a court of law relating to any Dispute until the matter will have been determined by the Board of Arbitration as provided in this Section 11.8 and then only for the enforcement of this arbitration agreement or the arbitration award.

(f) Award Binding. Any decision of the Board of Arbitration will be final, binding and incontestable and may be used as a basis for enforcement thereon in the Republic of Indonesia or elsewhere. The parties hereby waive any application or appeal to any court of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising during the course of the arbitration or any award made. The Board of Arbitration will be entitled to include in its decision a determination as to the payment of the cost and expenses of the arbitrators, the administrative costs of the arbitration, the reasonable legal fees incurred by the parties, the cost and expenses of witnesses and all other costs and expenses necessarily incurred in the opinion of the Board of Arbitration in order to properly settle the Dispute.

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

(g) Decision. Purchaser and the Selling Shareholders expressly agree (i) that the decisions of the Board of Arbitration must be made based on majority votes of the arbitrators, (ii) that the Board of Arbitration must state the reasons for its decisions in writing and must make the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono, and (iii) that the mandate of the Board of Arbitration duly constituted in this Agreement will remain in effect until a final arbitration award has been issued by the Board of Arbitration.

PROVIDED that the provisions in this Section 11.8 shall not prevent any Selling Shareholder from participating in any bankruptcy or similar proceedings initiated against Purchaser by any third Person but, for the avoidance of doubt, not initiated by any Selling Shareholder.

Section 11.9 Extension; Waiver. At any time prior to any Closing Date, the Majority Shareholders, on the one hand, and Purchaser, on the other hand, may
(a) extend the time for the performance of any of the obligations or other acts of Purchaser (in the case of the Majority Shareholders) and the Majority Shareholders (in the case of Purchaser), (b) waive any inaccuracies in the representations and warranties of the other parry contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that: (a) Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser provided that Purchaser shall remain liable for all of its obligations hereunder; (b) each Selling Shareholder may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of such Selling Shareholder or to any other

                                      132
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Selling Shareholder pursuant to Section 3.8(d) provided that such Selling
Shareholder shall remain liable for all of its obligations hereunder and (c) any Selling Shareholder or Registered Holder may transfer the Notes in accordance with the terms hereof, the Transfer Certificates and the Financial Escrow Agreement.

Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 11.11 Language. This Agreement is concluded in both Bahasa Indonesia and English. In the event of any inconsistency or contradiction between the Bahasa Indonesia and English texts, the Bahasa Indonesia text shall prevail.

Section 11.12 Further Assurance. Each party hereto agrees from time to time to perform any further acts and execute and deliver any further documents and instruments and do or refrain from doing all such further acts as may from time to time reasonably be requested by the other parties hereto to carry out effectively or better evidence or perfect the true spirit, intent, meaning and purpose of this Agreement and the Transactions.

Section 11.13 Immunity. Purchaser hereby expressly waives any and all claims to sovereign immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings taken in relation to this Agreement. Indosat hereby expressly waives any and all claims to sovereign immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings taken in relation to this Agreement.

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IN WITNESS WHEREOF, the duly authorized representative of each party has executed this Agreement as of 19th day of April 2002.

PERUSAHAAN PERSEROAN (PERSERO)               PT ASTRATEL NUSANTARA
PT TELEKOMUNIKASI INDONESIA TBK.

By    /s/ Muhammand Nazif                    By    /s/ Thomas B Subijanto
      ---------------------------                  -----------------------------
Name : MUHAMMAND NAZIF                       Name : THOMAS B SUBIGANTO
Title: PRESIDENT DIRECTOR                    Title: PRESIDENT DIRECTOR

FRANCE CABLES ET RADIO                       By    /s/ Angky U Tisnadisastor
                                                   -----------------------------
By    /s/ Godiniaux                          Name : ANGKY U TISNADISASTRA
      ---------------------------            Title: VICE PRESIDENT DIRECTOR
Name : GODINIAUX
Title: UNDER POWER OF ATTORNEY               PERUSAHAAN PERSEROAN (PERSERO)
                                             PT INDONESIAN SATELLITE CORPORATION
MARUBENI CORPORATION                         TBK

By    /s/ Hajime Sasagaki                    By    /s/ Bambang Priantono
      ---------------------------                  -----------------------------
Name : HAJIME SASAGAKI                       Name : BAMBANG PRIANTONO
Title: UNDER PROXY                           Title: EM DIVESTASI ANAK PERUSAHAAN

NMP SINGAPORE PTE. LIMITED                   INTERNATIONAL FINANCE CORPORATION

By    /s/ Seiichi Micue                      By    /s/ Amitava Banerjee
      ---------------------------                  -----------------------------
Name : SEIICHI MICUE                         Name : AMITAVA BANERJEE
Title: UNDER DELEGATION OF AUTHORITY         Title: MANAGER & REGIONAL
                                                       REPRESENTATIVE

PT PRAMINDO IKAT NUSANTARA

By    /s/ J M Gauthier
      --------------------
Name : J M GAUTHIER
Title: Managing Director